Exhibit 2.1

CONFIDENTIAL

SEMINOLE PROPOSAL LOTS 3, 4, 8, 9

PWRW&G DRAFT 01/28/2016

ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 31, 2016

BY AND AMONG

SEMINOLE COAL RESOURCES, LLC, ERP COMPLIANT COKE, LLC AND ERP ENVIRONMENTAL FUND, INC., AS BUYER,

WALTER ENERGY, INC., AS THE COMPANY

ATLANTIC DEVELOPMENT AND CAPITAL, LLC, ATLANTIC LEASECO, LLC, MAPLE COAL CO., LLC, WALTER COKE, INC. , WALTER MINERALS, INC. , JEFFERSON WARRIOR RAILROAD COMPANY, INC. , JIM WALTER RESOURCES, INC.  , TAFT COAL SALES & ASSOCIATES, INC. AND  TUSCALOOSA RESOURCES, INC., AS SELLERS

AND

SOLELY FOR PURPOSES OF SECTION 2.6, J.W. WALTER, INC.

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS

1.1	Definitions	2
1.2	Other Definitions and Interpretive Matters	16

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale	18
2.2	Excluded Assets	20
2.3	Assumed Liabilities	22
2.4	Excluded Liabilities	23
2.5	Assignment and Assumption of Contracts	25
2.6	Assignment and Assumption of Pardee Lease and Certain Contracts at Closing	28
2.7	Further Assurances	28

ARTICLE 3

PURCHASE PRICE

3.1	Consideration	29
3.2	Allocation of Purchase Price	29
3.3	Withholding	30

ARTICLE 4

CLOSING AND DELIVERIES

4.1	Closing Date	30
4.2	Buyer’s Deliveries	31
4.3	Sellers’ Deliveries	32

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization and Good Standing	34
5.2	Authority; Validity; Consents	34
5.3	No Conflict	35
5.4	Real Property	35
5.5	Environmental Matters	36
5.6	Title to Acquired Assets	38

i

5.7	Taxes	38
5.8	Legal Proceedings	38
5.9	Compliance with Legal Requirements; Permits	38
5.10	Labor Matters	40
5.11	Employee Benefits	41
5.12	Sellers’ Intellectual Property	42
5.13	Contracts	42
5.14	[RESERVED	43
5.15	Brokers or Finders	43
5.16	Affiliate Interests	43
5.17	[RESERVED]	43
5.18	Undue Influence	43
5.19	Absence of Certain Changes	43
5.20	Mining	44
5.21	MSHA; OSHA	45
5.22	Coal Act	45
5.23	Warranties Exclusive	45

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization and Good Standing	46
6.2	Authority; Validity; Consents	46
6.3	No Conflict	47
6.4	Brokers or Finders	47
6.5	Legal Proceedings	47
6.6	Financing	47
6.7	Qualification	48
6.8	No Other Representations or Warranties; Condition of the Business; Buyer’s Reliance	48
6.9	Information	48

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING DATE

7.1	Access and Reports; Confidentiality	49
7.2	Operations Prior to the Closing Date	50
7.3	Regulatory Matters; Cooperation	51
7.4	[RESERVED]	52
7.5	[RESERVED]	52
7.6	Notice of Developments	52
7.7	[RESERVED]	52
7.8	Surety Bonds and Letters of Credit; Permits	52
7.9	Sale Free and Clear	60
7.10	[RESERVED]	60

7.11	Other Actions	60

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Taxes	60
8.2	Bulk Sales	62
8.3	Payments Received	62
8.4	Assumed Contracts: Adequate Assurance and Performance	62
8.5	Employee Matters	62
8.6	Post-Closing Books and Records; Properties; and Personnel	63
8.7	Use of Name	64
8.8	No Successor Liability	64
8.9	Quitclaim Deeds	64

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

9.1	Accuracy of Representations	65
9.2	Sellers’ Performance	65
9.3	No Order	65
9.4	Governmental Authorizations	65
9.5	Sellers’ Deliveries	65
9.6	Sale Order	65
9.7	Assumed Contracts	66
9.8	Surety Bond Collateral Agreement	66
9.9	Material Adverse Effect	66

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

10.1	Accuracy of Representations	66
10.2	Buyer’s Performance	66
10.3	No Order	67
10.4	Governmental Authorizations	67
10.5	Surety Bond Collateral Agreement	67
10.6	Buyer’s Deliveries	67
10.7	Sale Order	67

ARTICLE 11

TERMINATION

11.1	Termination Events	67
11.2	Effect of Termination	69

ARTICLE 12

GENERAL PROVISIONS

12.1	Survival	69
12.2	Confidentiality	69
12.3	Public Announcements	70
12.4	Notices	70
12.5	Waiver	72
12.6	Entire Agreement; Amendment	72
12.7	Assignment	72
12.8	Severability	73
12.9	Expenses	73
12.10	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	73
12.11	Counterparts	74
12.12	Parties in Interest; Third Party Beneficiaries; No Amendment	74
12.13	Remedies	74
12.14	Specific Performance	74
12.15	Sellers’ Representative; Reliance	75

SCHEDULES

Schedule 1.1(a)	Sellers’ Knowledge Persons
Schedule 2.1(a)	Equipment and Personal Property
Schedule 2.1(g)	Transferred Permits
Schedule 2.1(j)	Claims and Causes of Action
Schedule 2.2(a)	Certain Excluded Assets
Schedule 2.2(d)	Excluded Capital Stock and Equity
Schedule 2.5(a)	Available Contracts
Schedule 2.6(b)	Certain Contracts at Closing
Schedule 5.2	Required Consents
Schedule 5.3	Conflicts
Schedule 5.4(a)(i)	Owned Real Property
Schedule 5.4(a)(ii)	Options and Rights of First Refusal
Schedule 5.4(b)	Lessor Leases
Schedule 5.4(c)	Leases (for Leased Real Property)
Schedule 5.5	Environmental Matters
Schedule 5.5(i)	Assumed Liabilities - Environmental
Schedule 5.5(k)	Underground Storage Tanks and Related Matters
Schedule 5.7	Taxes
Schedule 5.8	Legal Proceedings
Schedule 5.9(a)	Permits
Schedule 5.9(b)	Compliance with Legal Requirements, Orders and Permits
Schedule 5.9(c)	Adverse Environmental Actions
Schedule 5.10(a)	Collective Bargaining Agreements and Other Contracts
Schedule 5.10(b)	Labor Matters
Schedule 5.10(c)	WARN Act and Other Proceedings
Schedule 5.11(a)	Title IV Plans
Schedule 5.11(c)	Termination of Title IV Plans
Schedule 5.11(f)	Payments Becoming Due
Schedule 5.12	Intellectual Property
Schedule 5.13(i)	Material Contracts
Schedule 5.13(ii)	Effectiveness of Material Contracts
Schedule 5.13(iii)	Breaches and Defaults
Schedule 5.16	Affiliate Interests
Schedule 5.19(b)	Certain Changes
Schedule 5.20	Mining Financial Assurances
Schedule 5.21	MSHA; OSHA
Schedule 6.2	Buyer Consents
Schedule 7.2(a)	Operations Prior to Closing

EXHIBITS

Exhibit A	Net Working Capital

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2016 (the “Execution Date”), is made and entered into by and among Seminole Coal Resources, LLC (“Seminole”) and ERP Compliant COKE, LLC (“ERP”), each being a limited liability company organized under the laws of the State of Delaware, ERP Environmental Fund, Inc., a West Virginia non-profit entity (“ERP Environmental” and collectively with Seminole and ERP, the “Buyer”), Walter Energy, Inc., a Delaware corporation (the “Company”), and the Sellers (as hereinafter defined), and, solely for purposes of Section 2.6, J.W. Walter, Inc., a Delaware corporation (“JWW”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, on July 15, 2015, the Company, Sellers and certain of their Affiliates (collectively, the “Debtors”) filed voluntary petitions (the “Bankruptcy Case”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”);

WHEREAS, in accordance with the Bidding Procedures and subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, Sellers desire to sell to Buyer all of the Acquired Assets and to assign to Buyer all of the Assumed Liabilities, Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth;

WHEREAS, the Acquired Assets and Assumed Liabilities shall be purchased and assumed by Buyer pursuant to the Sale Order, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, Sellers’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to the Business, all accounts receivable, notes receivable, purchase orders, negotiable instruments, completed work or services that has not been billed, chattel paper, notes and other rights to payment, including those consisting of all accounts receivable in respect of services rendered or products sold to customers by Sellers relating solely to the Business, any other miscellaneous accounts receivable of the Business, and any claim, remedy or other right of such Sellers related to any of the foregoing, together with all unpaid financing charges accrued thereon and any payments with respect thereto.

“Accounting Referee” has the meaning set forth in Section 3.2(d).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Lots” means Lots  3, 4, 8 and 9.

“Action” means any action, suit, petition, plea, charge, claim, demand, hearing, inquiry, arbitration, complaint, grievance, summons, litigation, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, inquest, audit, examination, investigation or similar matter by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alabama Contract Mining Agreement” has the meaning set forth in Section 7.8(a)(iv).

“Alabama Mining License” has the meaning set forth in Section 7.8(a)(ii)(1).

“Alabama Mining Permits” has the meaning set forth in Section 7.8(a)(iii)(1).

“Allocation Statement” has the meaning set forth in Section 3.2(b).

“Applicant Violator System” has the meaning set forth in Section 5.9(c).

“Approved Budget” has the meaning set forth in the Cash Collateral Orders.

“Assumed Contracts” has the meaning set forth in Section 2.5(a)(i).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” means an Assignment and Assumption Agreement in customary form reasonably acceptable to the Parties.

“Available Contracts” has the meaning set forth in Section 2.5(a)(i).

“Avoidance Action” means any claim, right or cause of action of any Seller arising under chapter 5 of the Bankruptcy Code and any analogous state law claims relating to the Acquired Assets or the Business.

“Bankruptcy Case” has the meaning set forth in the recitals.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), including any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change in control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Seller(s) is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, in each case, that (x) is sponsored, maintained or contributed to by Sellers, or for which Sellers have any obligation to sponsor, maintain or contribute to, or for which Sellers have any direct or indirect liability, whether contingent or otherwise and (y) under which any current or former officer, director, employee, consultant (or their respective beneficiaries) of Sellers has any present or future right to benefits, except for any Multiemployer Plan.

“Bidding Procedures” means the bid procedures attached as Exhibit A to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court, dated November 25, 2015, approving the Bidding Procedures.

“Bill of Sale” means one or more bills of sale as reasonably requested by Buyer in customary form reasonably acceptable to the Parties.

“Black Lung Liability” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis, exposure to isocyanates or other lung disease arising under any federal or state law.

“Business” means the business and operations of Sellers (wherever such business and operations are situated or conducted) related solely to the Acquired Lots, other than with respect to such business and operations that constitute Excluded Assets or Excluded Liabilities.

“Business Day” means any day of the year on which national banking institutions in New York or Alabama are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Employees” has the meaning set forth in Section 8.5(a).

“Cash Collateral Orders” means, collectively, the (i) Interim Order (A) Authorizing Postpetition Use of Cash Collateral, (B) Granting Adequate Protection to Prepetition Secured Parties, (C) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) and (D) Granting Related Relief Docket No. 59 and (ii) Amended Final Order (A) Authorizing Postpetition Use of Cash Collateral, (B) Granting Adequate Protection to Prepetition Secured Parties, and (C) Granting Related Relief Docket No. 797, as may be further extended or amended.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code, against any Seller.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

“Closing Required Permits” means all Governmental Authorizations (including Permits) that are necessary for the operation and conduct of the Business or the Acquired Assets as of the Closing Date, other than any Governmental Authorizations or Permits the absence of which would be immaterial to the operation of the Business as of and after the Closing.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” has the meaning set forth in Section 5.10(a).

“Company” has the meaning set forth in the introductory paragraph.

“Confidential Information” has the meaning set forth in Section 12.2.

“Contract” means any legally binding agreement, contract, obligation, promise, undertaking, lease (including Leases and Lessor Leases), sublease, purchase order, arrangement, license, commitment, or other binding arrangement or understanding (in each case whether written or oral), and any amendments, modifications or supplements thereto.

“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.

“Cure Costs” means all monetary liabilities, including pre-petition monetary liabilities, of Sellers that must be paid or otherwise satisfied to cure all of Sellers’ monetary defaults under the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code at the time of the assumption thereof and assignment to Buyer as provided hereunder as such amounts are determined by the Bankruptcy Court or approved pursuant to the assignment and assumption procedures provided for in the Bidding Procedures Order.

“Cure Notice” means, with respect to each Available Contract, the notice submitted by Sellers to the counterparty or counterparties thereto pursuant to the Bidding Procedures Order setting forth, among other things, the Cure Cost amount with respect thereto as calculated by Sellers.

“Current Assets” means, as of the Closing Date, certain consolidated current assets of Sellers solely to the extent related to the Business, which current assets shall include only the line items set forth on Exhibit A attached hereto under the heading “Current Assets” and no other assets and determined in accordance with GAAP consistently applied by Sellers, with such adjustments to GAAP consistent with Sellers’ past practice.  For the avoidance of doubt, Current Assets shall not include any Excluded Assets, which Excluded Assets shall be excluded from the determination of Net Working Capital.

“Current Liabilities” means, as of the Closing Date, certain consolidated current liabilities of Sellers solely to the extent related to the Business, which current liabilities include only the line items set forth on Exhibit A attached hereto under the heading “Current Liabilities” and no other liabilities and determined in accordance with GAAP consistently applied by Sellers, with such adjustments to GAAP consistent with Sellers’ past practice.  For the avoidance of doubt, Current Liabilities shall not include any Excluded Liabilities, which Excluded Liabilities shall be excluded from the determination of Net Working Capital.

“Cushion” has the meaning set forth in Section 4.3(a).

“Deeds” means (i) unless otherwise provided in a schedule to this Agreement with respect to conveyance of a particular parcel of Real Property, special (or limited) warranty deeds, or jurisdictional equivalents, as the case may be, in recordable form for the appropriate jurisdiction, reasonably acceptable to

Buyer, transferring title to the Real Property other than Leased Real Property and Improvements thereon (subject only to Permitted Encumbrances), and (ii) if expressly provided in a schedule to this Agreement with respect to conveyance of a particular parcel of Real Property, the type of deed or other instrument so specified.

“Determination Date” has the meaning set forth in Section 2.5(a)(i).

“Disclosure Schedules” means the disclosure schedules attached hereto, dated as of the date hereof, delivered or made available by Sellers to Buyer in connection with the execution of this Agreement.

“Disclosure Statement” means the Disclosure Statement for the Debtors’ Joint Plan of Reorganization filed under Chapter 11 of the Bankruptcy Code, filed by the Debtors with the Bankruptcy Court on August 26, 2015, as the same may be amended, supplemented, or restated from time to time prior to the Execution Date.

“Documents” means all of the documents that are used or useful in, or held for use in, the Business.

“Employees” means all of the individuals directly employed by Sellers on the Execution Date, as well as any additional persons who become employees of Sellers during the period from the Execution Date through and including the Closing Date.

“Encumbrance” means any “interest” as that term is used in Section 363(f) of the Bankruptcy Code, mortgage, deed of trust, pledge, security interest, encumbrance, easement, condition, reservation, lien (statutory or otherwise), mechanics lien, Claim, covenant, encroachment, lease, right of use or possession, or other similar third party interest, or other survey defect, charge, hypothecation, deemed trust, action, easement, right-of-way or covenant on real property, other than any license of Intellectual Property, whether imposed by Contract, Legal Requirement, equity or otherwise.

“Environmental Laws” means any and all current and future Legal Requirements concerning or relating to (a) public health and safety as may be affected by the Release of, or exposure to, Hazardous Substances or (b) pollution or protection of the environment, including those relating to (i) the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup, or other action or failure to act involving pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes; (ii) human health as affected by hazardous or toxic substances; and (iii) acid mine drainage, but not including any and all Legal Requirements concerning or relating to environmental provisions of any applicable Mining and Mining Safety Law.

“Environmental Permit” means any and all permits, licenses, approvals, consents, waivers, franchises, filings, accreditations, registrations, certifications, notifications, exemptions, clearances and any other authorization required under any applicable Environmental Law or the environmental provisions of any applicable Mining and Mining Safety Law.

“Equipment” means all furniture, fixtures, equipment, computers, machinery, vehicles, apparatus, appliances, implements, telephone systems, signage, supplies, tooling, Improvements and all other tangible personal property of every kind and description (including all mining and non-mining assets and all associated parts, supplies, tires and components) located on the Real Property or used, or held for use, in connection with the operation of the Business or performance of the Assumed Liabilities, wherever located, including communications equipment, information technology assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that would be considered a single employer with Sellers under Sections 414(b), (c), (m) or (o) of the Code.

“ERP” has the meaning set forth in the introductory paragraph.

“ERP Environmental” has the meaning set forth in the introductory paragraph.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Surety Bonds” has the meaning set forth in Section 7.8(c).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Benefit Plans” means all Benefit Plans.

“Excluded Contracts” has the meaning set forth in Section 2.5(a)(i).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Pre-Closing Fines” has the meaning set forth in Section 2.3(g).

“Execution Date” has the meaning set forth in the introductory paragraph.

“Existing Letters of Credit” has the meaning set forth in Section 7.8(c).

“Extended Contract Period” has the meaning set forth in Section 2.5(a)(i).

“FASB 410” has the meaning set forth in Section 5.20(b).

“FCPA” has the meaning set forth in Section 5.18.

“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Case (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented to by Buyer) and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such Action or Order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause an Order not to be a Final Order.

“Financial Assurances” has the meaning set forth in Section 7.8(a)(i).

“Financial Statements” means the consolidated balance sheets of the Company and its Subsidiaries as of, and consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows for the fiscal year ended December 31, 2014 and the unaudited condensed and consolidated balance sheets for the Company and its Subsidiaries as of September 30, 2015 and the condensed consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the nine-month period ending September 30, 2015.

“FLSA” means Fair Labor Standards Act of the United States Department of Labor, and any state or local laws governing wages, hours, and/or overtime pay.

“Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 6.1 and Section 6.2.

“Governmental Authority” means any United States federal, state or local or any foreign government, multi-national organization, quasi-governmental authority, or other similar recognized governmental authority or regulatory or administrative authority, agency or commission or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, Permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental Law or Mining and Mining Safety Law.

“Improvements” means the buildings, plants, structures, fixtures, systems, facilities, infrastructure and other improvements affixed or appurtenant to the Owned Real Property or Leased Real Property.

“Incorporated Information” means and includes any and all matters disclosed in (i) the Company’s filings with the SEC, including, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, (ii) the Statements of Financial Affairs filed by the Debtors with the Bankruptcy Court on August 28, 2015, as the same may be amended or supplemented from time to time, (iii) the Schedules of Assets and Liabilities filed by the Debtors with the Bankruptcy Court on August 28, 2015, (iv) the Disclosure Statement, (v) any and all other filings made by or on behalf of any Debtor with the Bankruptcy Court in connection with the Bankruptcy Case, in each case prior to the Execution Date and (vi) the “dataroom,” access to which has been made available to Buyer.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), other than inventory or other property purchased by such Person in the Ordinary Course of Business; (e) all obligations of such Person under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, in each case only to the extent drawn; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all intellectual property, including all Copyrights, Patents, Trademarks and Trade Secrets, owned by Sellers and used or held for use in the Business or the Acquired Assets.

“Inventory” means all inventory of any kind or nature, merchandise and goods, solely related to the Business and maintained, held or stored by or for Sellers on the Closing Date, whether or not prepaid, and wherever located, held or owned, and any prepaid deposits for any of the same, including all coal inventory located upon or within Sellers’ Real Property or belonging to Sellers, disposables and consumables used, or held for use, solely in connection with the Business, including any goods in transit, other than any such items to the extent related to the Excluded Assets.

“IRS” has the meaning set forth in Section 3.2(e).

“JWW” means J.W. Walter, Inc., a Delaware corporation.

“JWW Assumption Agreement” has the meaning set forth in Section 2.6.

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the actual knowledge of any of the individuals listed on Schedule 1.1(a).

“Lease” has the meaning set forth in the definition of “Leased Real Property.”

“Lease Assignments” means one or more assignment and assumption agreements to assign to Buyer any Leases that are to be assumed by Buyer pursuant to this Agreement, in customary form and reasonably acceptable to the Parties.

“Leased Real Property” means, specifically excluding any Excluded Asset, the interests in real property let, leased or subleased by Sellers, as tenant, subtenant, lessee or sublessee, to the extent relating solely to the Business, or in which a Seller, to the extent relating solely to the Business, has been granted a possessory interest or right to use or occupy all or any portion of the same, including Improvements thereon (each such lease, a “Lease,” and collectively, the “Leases”).

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation or Order enacted, adopted, promulgated, issued or applied by any Governmental Authority or other similar authority, including for the avoidance of doubt, OSHA and any Mining and Mining Safety Law, as applicable.

“Lessor Leases” has the meaning set forth in Section 5.4(b).

“Liability” means a Claim or Encumbrance of any kind or nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“LOC Cash Collateral” has the meaning set forth in Section 7.8(c).

“Lot” has the meaning set forth in the Bidding Procedures.

“Material Adverse Effect” means any change, event, state of facts or occurrence that individually or in the aggregate (taking into account all other such changes, events, states of fact or occurrences) has had, or would be reasonably expected to have, a material adverse change in or material adverse effect on (1) the Acquired Assets or the assets, properties, prospects, financial condition or results of operations of the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole or (2) the ability of Sellers to consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement, but excluding any change or effect to the extent that it results from or arises out of (i) any reasonably anticipated effects of the commencement or prosecution of the Bankruptcy Case; (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby, including the effects of the transactions hereby on business relationships with suppliers and customers; (iii) changes in Legal Requirements or accounting regulations; (iv) any specific action required to be taken (or omitted) by this Agreement or taken (or omitted) at the written request of Buyer; (v) general industry changes in the industries in which Sellers compete; (vi) acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes); (vii) any failure of the Business to achieve external or internal forecasts or financial projections; (viii) any breach of this Agreement by Buyer; or (ix) any change or effect of economic or political conditions (including acts of terrorism, hostilities, sabotage, military actions or war, or any material worsening of such acts of terrorism, hostilities, sabotage, military actions or war), in each case of clauses (iii), (v) and (ix) to the extent that such conditions do not disproportionately affect Sellers, taken as a whole, as compared to other companies that are principally engaged in the same Business as Sellers.

“Material Contract” means any Contract of any Seller relating to the Acquired Assets or Assumed Liabilities pursuant to which any Seller is reasonably expected to incur potential aggregate Liabilities in an amount greater than or equal to $1,000,000 per annum, and has a term of greater than one year.

“Minimum Working Capital Threshold” has the meaning set forth in Section 4.3(a).

“Mining” means the exploration, extraction, processing, storage and transportation of coal and non-coal minerals and to the Reclamation of lands used for such activities.

“Mining and Mining Safety Law” means all Legal Requirements relating to Mining and Mining safety, including (i) SMCRA (including its implementing regulations and any state analogs); (ii) MSHA; (iii) OSHA; (iv) acid mine drainage requirements; and (v) regulations relating to Mining operations and activities, including Reclamation.

“Mining Financial Assurances” has the meaning set forth in Section 5.20(a).

“Mining Permits” means all applicable Permits related to Mining or otherwise required by Mining and Mining Safety Law.

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § § 801 et. seq.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Working Capital” has the meaning set forth in Section 4.3(a).

“Objections Notice” has the meaning set forth in Section 3.2(c).

“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, precept, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority or an arbitrator, mediator or other judicially sanctioned Person or body.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of normal day-to-day operations of such Person and its business, consistent with its past practice; provided that in the case of Sellers, “Ordinary Course of Business” shall take into account the business and operating practices that have been utilized by Sellers since the commencement of the Bankruptcy Case.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et. seq.

“Outside Date” has the meaning set forth in Section 11.1(b)(ii).

“Owned Real Property” means, specifically excluding any Excluded Asset, all real property owned by any Seller to the extent relating solely to the Business, and all right, title and interest of such Seller therein, together with all of such Seller’s right, title and interest in and to the following: (i) all buildings, structures, systems, hereditaments and Improvements located on such real property owned by such Seller; (ii) all Improvements owned by such Seller; and (iii) all easements, if any, in or upon such real property owned by such Seller, licenses and all rights-of-way, beneficial easements, licenses, and other rights, privileges and appurtenances belonging or in any way pertaining to such real property owned by such Seller, in each case to the extent relating solely to the Business.

“Pardee Lease” means that certain lease, dated as of June 7, 2012, from Pardee Minerals, Inc., to J.W. Walter, Inc.

“Pardee Lease Liabilities” has the meaning set forth in Section 2.6.

“Pardee Sublease” means that certain sublease of Pardee Lease by JWW to Maple Coal.

“Party” or “Parties” means, individually or collectively, as applicable, Buyer, the Company and Sellers.

“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.

“PBGC” has the meaning set forth in Section 5.11(b).

“Permits” means any and all permits, including Environmental Permits and Mining Permits), licenses, approvals, consents, waivers, franchises, filings, accreditations, registrations, certifications, certificates of occupancy, easements, rights of way, notifications, exemptions, clearances, and authorizations, together with all modifications, renewals, amendments, supplements and extensions thereof and applications therefor, of or from any Governmental Authority, in each case solely to the extent relating to the Acquired Assets or the Assumed Liabilities.

“Permitted Encumbrances” means Encumbrances specifically permitted by the Sale Order.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization,

estate, trust, association, organization or other legal entity or group (as defined in Section 13(d)(3) of the Exchange Act) or Governmental Authority.

“Petition Date” means July 15, 2015.

“Post-Closing Taxes” has the meaning set forth in Section 2.3(h).

“Pre-Paid Expenses” means any of Sellers’ rights with respect to all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances, pre-paid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), to the extent related solely to the Business, except that professional fee retainers and pre-paid deposits related thereto shall not be included in the definition of “Pre-Paid Expenses.”

“Previously Omitted Contract” has the meaning set forth in Section 2.5(b)(i).

“Previously Omitted Contract Designation” has the meaning set forth in Section 2.5(b)(i).

“Previously Omitted Contract Notice” has the meaning set forth in Section 2.5(b)(ii).

“Proceeding” means any Action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Quitclaim Properties” has the meaning set forth in Section 8.9.

“Real Property” and “Real Properties” means any of Sellers’ rights with respect to (i) the Owned Real Property; (ii) the Leased Real Property; (iii) all Improvements; (iv) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining any Owned Real Property; and (v) all easements, licenses, rights and appurtenances relating to the foregoing that any Seller has a legally recognized interest therein, in each case solely to the extent relating to the Business.

“Reclamation” means reclamation, revegetation, recontouring, abatement, control or prevention of adverse effects of mining activities.

“Release” means, except as authorized by a valid Permit issued under Environmental Law, (a) any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, depositing, emitting, leaching of any Hazardous Substance into the outdoor environment, including ambient air, surface water, groundwater and surface or subsurface strata, and (b) migration of Hazardous Substances into or out of any of the Real Property through soil, surface water, or groundwater.

“Replacement Provider” has the meaning set forth in Section 7.8(c).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Response Period” has the meaning set forth in Section 3.2(c).

“Sale Motion” means the motion filed by the Debtors pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to obtain the Bidding Procedures Order and the Sale Order and approve, among other things, the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court, in form and substance satisfactory to Buyer and Sellers, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances), and the assumption and assignment of the Assumed Contracts and the Assumed Liabilities by and to Buyer, and containing findings of fact and conclusions of law that Buyer has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code, which order shall in any event provide that, on the Closing Date and concurrently with the Closing, the Acquired Assets shall be transferred to Buyer free and clear of all then existing Encumbrances (including, for the avoidance of doubt, all successor liability, including any successorship obligations under any Collective Bargaining Agreement, and/or with respect to any Benefit Plan), other than Permitted Encumbrances and Assumed Liabilities.

“SEC” means the Securities and Exchange Commission.

“Secured Taxes” means Taxes that if unpaid would give rise to a statutory lien on the Acquired Assets.

“Securities Act” means the Securities Act of 1933.

“Sellers” means:

(i)             Atlantic Development and Capital, LLC, Atlantic Leaseco, LLC, Maple Coal Co., LLC, each a Delaware limited liability company;

(ii)          Walter Coke, Inc., Walter Minerals, Inc., each a Delaware corporation; and

(iii)       Jefferson Warrior Railroad Company, Inc., Jim Walter Resources, Inc., Taft Coal Sales & Associates, Inc., Tuscaloosa Resources, Inc., each an Alabama corporation.

“Seminole” has the meaning set forth in the introductory paragraph.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq.

“Subsidiary” means any legal entity with respect to which a specified Person (or a subsidiary thereof) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Successful Bid” has the meaning set forth in the Bidding Procedures.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Surety Bond Collateral Agreement” has the meaning set forth in Section 7.8(c).

“Surety Providers” has the meaning set forth in Section 7.8(c).

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any liability for any items described in clause (i) payable by reason of contract, transferee liability or operation of law (including Treasury Regulation Section 1.1502-6) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Title IV Plan” means any Benefit Plan subject to Title IV of ERISA (which, for the avoidance of doubt, excludes any Multiemployer Plan).

“Trade Payables” means trade obligations and accrued operating expenses incurred by Sellers prior to the Closing, to the extent that such obligations relate to the Acquired Assets, Assumed Liabilities or the Business. For the avoidance of doubt, Trade Payables does not include Excluded Liabilities.

“Trade Secrets” means trade secrets and other confidential and proprietary information and know-how.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Lease Assignments and any other agreements, instruments or documents entered into at the Closing pursuant to this Agreement.

“Transfer Taxes” means any real property transfer Tax, sales Tax, use Tax, real property recording Tax or fee, intangible Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets (and the perfecting or recording of evidence thereof) and not exempted under the Sale Order, by Section 1146(c) of the Bankruptcy Code or applicable state or municipal law.

“Transferred Permits” has the meaning set forth in Section 2.1(g).

“Transition Services Agreement” means a transition services agreement pursuant to which Sellers and/or their designee(s) shall provide certain services needed by Buyer after Closing and vice versa on terms mutually acceptable to Sellers and Buyer.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UMWA” means the United Mine Workers of America.

“Union” and “Unions” have the meanings set forth in Section 5.10(a).

“WARN Act” has the meaning set forth in Section 5.10(c).

“West Virginia Assets” has the meaning set forth in the Bidding Procedures.

“West Virginia Mining Permits” has the meaning set forth in Section 7.8(b)(iii)(1).

1.2          Other Definitions and Interpretive Matters.

(a)               Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

Contracts, Agreements and Orders. Any reference in this Agreement to any contract, license, agreement or order means such contract, license, agreement or order as amended, supplemented or modified from time to time in accordance with the terms thereof.

Day. Any reference in this Agreement to “days” (but not Business Days) means to calendar days.

Dollars. Any reference in this Agreement to “$” means United States dollars.

Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section,” “Article” or “Schedule” are to the corresponding Section, Article or Schedule of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law. Any reference to any law in this Agreement means such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time.

Lot Numbers. References to Lots by number are to the Lots as identified in Exhibit A to the Bidding Procedures.

Other. The words “to the extent” shall be interpreted to mean “to the extent (but only to the extent)”.

Person. Any reference to a Person shall include such Person’s successors and permitted assigns.

(b)               No Strict Construction. Buyer, on the one hand, and the Company and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and the Company and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limiting the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1          Purchase and Sale.

Subject to the entry of the Sale Order and upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall unconditionally sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Sellers’ right, title and interest in, to or under the following properties, rights, claims and assets (in each case, other than the Excluded Assets), wherever situated or located, whether real, personal or mixed, whether tangible or intangible, whether identifiable or contingent, whether owned, leased, licensed, used or held for use, but in each case solely, in or relating to the Business, and whether or not reflected on the books and records of Sellers, as the same shall exist on the Closing Date (collectively, the “Acquired Assets”):

(a)               all Equipment used solely in the Business or located on the Real Property, including any software installed on computers to the extent such software licenses are assignable and including those specific assets set forth on Schedule 2.1(a), except to the extent used, in whole or in part, in connection with the Excluded Assets;

(b)               subject to Section 2.5, all Assumed Contracts, except to the extent used in connection with the Excluded Assets;

(c)               the Current Assets;

(d)               all (i) Real Property (other than the Leased Real Property to the extent the Leases related thereto are not Assumed Contracts) and (ii) the Lessor Leases (to the extent that a Lessor Lease is an Assumed Contract), in each case relating solely to the Business;

(e)               all rights to subside lands associated with Mining operations and all rights to the waiver of and release from subsidence liability and indemnity rights under any and all conveyances, representations and instruments or agreements of any kind and nature applicable to Sellers’ Mining activities and interests, in each case relating solely to the Business and except to the extent related to the Excluded Assets or the Excluded Liabilities;

(f)                except to the extent prohibited by law, any rights of Sellers to the warranties and licenses received from manufacturers and Sellers of the Equipment, Improvements or any component thereof, in each case relating solely to the Business and except to the extent related to the Excluded Assets or the Excluded Liabilities;

(g)               subject to Section 2.5(c) and Section 7.8 and obtaining the consents set forth on Schedule 5.2, all Permits and licenses held by Sellers that are identified on Schedule 2.1(g) (the “Transferred Permits”); provided, that Schedule 2.1(g)

and the definition of “Transferred Permits” shall be deemed updated and amended to exclude, without further action by either Party, any Permit that relates to an Excluded Asset;

(h)               all Intellectual Property relating solely to the Business to the extent (1) set forth on Schedule 5.12 and (2) owned or leased by Sellers and transferrable by them, except to the extent related to the Excluded Assets or the Excluded Liabilities or to the extent such Intellectual Property utilizes the names “Walter” or “Jim Walter” or variations or derivations of either thereof;

(i)               to the extent not prohibited by Legal Requirements and not subject to attorney-client privilege or other work product privilege, all Documents and other books and records (financial, accounting, personnel files of Buyer Employees, and other), except to the extent related to the Excluded Assets or the Excluded Liabilities, and correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case, that are used or held for use in, or that are exclusively related to, the Acquired Assets, the Assumed Liabilities or the Business; provided, that Sellers shall be permitted to keep copies of all of the foregoing to the extent necessary or required by the Bankruptcy Court or in connection with the Bankruptcy Case or related to the Excluded Assets or the Excluded Liabilities, subject to Section 12.2;

(j)                except as set forth on Schedule 2.1(j) or to the extent related to the Excluded Assets or the Excluded Liabilities, and excluding any Avoidance Actions all claims, interests, rights, rebates, abatements, remedies, recoveries, goodwill, customer and referral relationships, other intangible property and all privileges, set-offs and benefits of Sellers, and all claims, demands, indemnification rights, causes of action, arising under or relating solely to any of the Acquired Assets (including Intellectual Property to the extent transferrable or assignable), the Assumed Liabilities or the Business, including those arising out of Assumed Contracts, express or implied warranties, representations and guarantees from suppliers, manufacturers, contractors or others to the extent relating to the operation of the Business or affecting the Equipment, Inventory or other tangible Acquired Assets;

(k)               all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements (in each case, to the extent transferrable) or key employee retention plans or similar arrangements with (or for the benefit of) Buyer Employees and agents of Sellers or with third parties including any such non-disclosure or confidentiality, non-compete, or non-solicitation agreements (in each case, to the extent transferrable) to the extent relating to the Acquired Assets or the Business and included as an Assumed Contract;

(l)               all telephone, telex and telephone facsimile numbers and other directory listings, but only to the extent they relate solely to the Business or the Acquired Assets.

It is the intention of the Parties that Buyer acquire, lease or sublease all assets, properties and rights of Sellers necessary for the operation of the Business as conducted by Sellers, including all mining, processing, loading, transporting, and selling of coal and all reclamation activities, but excluding the Excluded Assets and Excluded Liabilities.  If, within six (6) months after the Closing, it is discovered by the parties hereto that certain assets, properties or rights, including rights under Contracts and fractional real property interests, owned, leased or subleased by the Sellers, other than the Excluded Assets, were not included in the Acquired Assets to be sold to Buyer, and such assets, properties or rights are necessary for Buyer to operate the Business as conducted by Sellers in all material respects, including all mining, processing, loading, transporting, and selling of coal and all reclamation activities, then the Sellers shall use their commercially reasonable efforts to assign, convey, lease or sublease, as applicable, such assets, properties, or rights to Buyer, in each case upon the reasonable request of Buyer, at no additional cost or expense to Buyer or any Seller; provided, however, this obligation shall not include the assignment, conveyance, lease or sublease of any Excluded Asset and shall not require the payment by any Seller of any consent or related fee to the extent the consent of a third party is required for such assignment or conveyance.

2.2          Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to sell, transfer, assign, convey or deliver any of the Excluded Assets to Buyer, and Sellers shall retain all right, title and interest to, in and under, and all Liabilities with respect to, the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” shall consist of all assets that are not Acquired Assets, including the following items, assets and properties (whether or not such assets are otherwise described in Section 2.1):

(a)               the assets, if any, listed on Schedule 2.2(a);

(b)               any and all Collective Bargaining Agreements;

(c)               any (i) Employee personnel files or records and (ii) Excluded Benefit Plan and any assets, trust agreements, insurance policies, administrative service agreements and other contracts, files and records in respect thereof;

(d)               any shares of capital stock or other equity interest in or issued by any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest in or issued by any Seller, and any shares of capital stock or other equity interest in or issued by any Subsidiary of any Seller (including, for the avoidance of doubt, any foreign Subsidiary) or other entity in which any Seller holds an equity interest, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest in or issued by any Subsidiary of any Seller or other entity in which any Seller holds an equity interest, including the capital stock or equity interest set forth on Schedule 2.2(d);

(e)               the limited liability company, partnership and corporate books and records of internal limited liability company, partnership and corporate proceedings, minute books, organizational or governing documents, stock ledgers and other similar records of Sellers; provided, however, that copies of the foregoing items have been made available by Sellers to Buyer;

(f)                Documents that Sellers are required by Legal Requirements to retain and documents subject to attorney-client privilege or other work product privilege; provided, that such documents shall remain subject to Section 12.2, if applicable;

(g)               any Contract that is not an Assumed Contract;

(h)               all rights under or arising out of insurance policies;

(i)               any prepaid deposits related to professional fee retainers and Cash Collateral securing the Approved Collateralized Obligations;

(j)                the Cash Consideration, all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit, bank accounts and other bank deposits, instruments and investments of Sellers;

(k)               all current and prior director and officer insurance policies of Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(l)               any rights, claims or causes of action of Sellers under this Agreement or any other Transaction Document;

(m)              subject to Section 2.5(c), any Permits that are not Transferred Permits, including Permits and licenses held by Sellers that are not assignable or transferrable;

(n)               other than as expressly provided in the Section 7.8(c) and the Sale Order,  any surety bonds or other financial assurances, any cash of any Seller (wherever held) that secures or otherwise supports letters of credit serving as, securing or supporting financial assurances, and any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, including in connection with any of the Transferred Permits or any Assumed Liabilities;

(o)               all Avoidance Actions;

(p)               any intercompany receivables by or between one or more of the Sellers, any Debtor or any of their Subsidiaries ;

(q)               any tax assets or attributes and all rights to refunds of Taxes of Sellers;

(r)                all Tax records and work papers;

(s)                all right and interest in and right to manage the 501(c)(21) Black Lung Benefits Trust funded by the Company, Sellers, Debtors or their affiliates in respect of Black Lung Liability; and

(t)                all assets acquired by Coal Acquisition LLC and/or any of its subsidiaries pursuant to the Stalking Horse Agreement (as defined in the Bidding Procedures).

2.3          Assumed Liabilities.

Subject to entry of the Sale Order, upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall, effective at the time of the Closing, assume and agree to discharge and perform when due, the Liabilities of Sellers (and only those Liabilities of Sellers) which are enumerated in this Section 2.3 (the “Assumed Liabilities”). The following Liabilities of Sellers (and only the following Liabilities) shall constitute, without duplication, the Assumed Liabilities:

(a)               all Liabilities under the Assumed Contracts;

(b)               the Current Liabilities;

(c)               all Cure Costs for Assumed Contracts;

(d)               Liabilities arising out of the operation of the Acquired Assets or the Business for periods following the Closing Date, including with respect to workers’ compensation or occupational health claims relating to any Buyer Employee arising out of an event that occurs on or after the Closing Date;

(e)               all Liabilities of Sellers to the extent arising out of or relating to the Transferred Permits, including (i) all Liabilities for Reclamation and post-mining operation Liabilities; (ii) compliance with performance obligations or standards under the Transferred Permits and associated Legal Requirements; and (iii) obligations to replace and/or increase bonds or other financial assurance instruments associated with the Transferred Permits;

(f)                regulatory violations and obligations on or in relation to the Transferred Permits arising post-Closing;

(g)               all Liabilities to the extent arising out of or relating to: (x) (i) compliance with any Mining and Mine Safety Law, and any mine operating or safety compliance matters, related to the Acquired Assets or the acquired mining areas of the Business; (ii) the Acquired Assets’ or the Business’ compliance with Environmental Laws; and (iii) the remediation or corrective action required to resolve any environmental, safety or health conditions present at, under or migrating from the Acquired Assets, including any arising from or related to a Release resulting from the operation of the Acquired Assets, (y) excluding, in each of the preceding cases (x)(i)-(iii), any monetary fines and penalties imposed by any Governmental Authority for which Sellers or any of their Affiliates have received a written notice of violation or notice of claim (or other written notice of similar legal intent or meaning) on or prior to the Closing Date (whether or not disclosed on the Disclosure Schedules) (such excluded fines and penalties in subsection (y) collectively, the “Excluded Pre-Closing Fines”);

(h)               (1) Transfer Taxes and Secured Taxes and (2) all Taxes with respect to the Acquired Assets for any period (or portion thereof) beginning on or after the Closing Date (such Taxes set forth in clause (2), “Post-Closing Taxes”);

(i)               all Liabilities of Sellers as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to Sections 7.8(a)(iv), 7.8(a)(v) and 7.8(a)(vi) and Sections 7.8(b)(iv), 7.8(b)(v) and 7.8(b)(vi);

(j)                all Liabilities of Sellers in respect of the Acquired Assets for Reclamation (and, if applicable, post-mining operation Liabilities);

(k)               any obligations owed to any Buyer Employee under Seller’s key employee retention plan which are payable after the Closing Date in accordance with the terms thereof, as previously disclosed to Buyer in writing in an aggregate amount not to exceed $250,000;

(l)               any and all accrued and unpaid payroll by Sellers and/or their Affiliates in connection with the Acquired Assets or the Business for up to the maximum two-week period prior to the Closing; provided, however, that Sellers shall make such payroll payments with funding to be provided by Buyer at Closing; and

(m)              all Liabilities, including, but not limited to, all compliance obligations, remediation, and corrective action, relating to the RCRA SECTION 3008(h) Administrative Order on Consent, Docket No. RCRA-04-2012-4255, with the United States Environmental Protection Agency, Region 4, involving the Walter Coke, Inc. facility located at 3500 35th Avenue North, Birmingham, AL 35207-2918.

2.4          Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of, or Liability against, Sellers, Sellers’ Subsidiaries, the Business or the Acquired Assets, of any kind or nature, whether or not direct or indirect, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include each of the following Liabilities of Sellers and Sellers’ Subsidiaries, except to the extent they are set forth in Sections 2.3(a)-2.3(m):

(a)               all Liabilities with respect to any Taxes that are not expressly assumed by the Buyer pursuant to Section 2.3(h);

(b)               all Liabilities with respect to Actions and Proceedings pending on or before the Closing Date or to the extent against or giving rise to Liability against the Business or the Acquired Assets prior to the Closing Date even if instituted after the Closing Date;

(c)               all Liabilities to any owner or former owner of capital stock or warrants with respect to such capital stock or warrants, holder of Indebtedness for borrowed money, or current or former officer or director of, in each case, any Seller or Subsidiary of any Seller in such capacities;

(d)               except as expressly provided herein, all Liabilities with respect to any Excluded Asset;

(e)               all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(f)                other than Trade Payables; all Liabilities for: (i) costs and expenses incurred or owed in connection with the administration of the Bankruptcy Case; and (ii) all costs and expenses incurred by Sellers in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement;

(g)               except as set forth in Section 2.3(d), all workers’ compensation claims and occupational health claims related to the Acquired Assets, including with respect to Buyer Employees and former employees of Sellers who worked or who were employed at the Acquired Assets;

(h)               any Liability or other obligations of Sellers or any ERISA Affiliate arising under, relating to or with respect to any multiemployer pension plan, single employer pension plan or Multiemployer Plan;

(i)               all Liabilities with respect to Employees, or former Employees, or both (or their representatives or beneficiaries) or employees of any ERISA Affiliate, for any action or inaction of any Seller (or any predecessor of any Seller) occurring prior to or on the Closing Date, including with respect to vacation, payroll, sick leave, unemployment benefits, retirement benefits, pension benefits, employee stock option, equity compensation, employee stock purchase, or profit sharing plans, health care and other welfare plans or benefits (including COBRA), or any other employee plans or arrangements or benefits or other compensation of any kind to any employee, including under any Excluded Benefit Plan or benefit plans, programs and arrangements of an ERISA Affiliate, and Liabilities of Sellers and their predecessors pursuant to the WARN Act;

(j)                any Liability arising under any employment agreement, severance, retention or termination agreement or other similar arrangement with any employee, consultant or contractor (or its representatives) of any Seller;

(k)               all Liabilities under any Collective Bargaining Agreements;

(l)                any Excluded Pre-Closing Fines; and

(m)              all Liabilities (other than Assumed Liabilities) accruing, arising out of, or relating to any federal, state or local investigations of any Seller or any Employee, agents, vendors or representatives of any Seller arising out of actions prior to the Closing (other than rights of setoff and recoupment claims).

2.5          Assignment and Assumption of Contracts.

(a)

(i)            Schedule 2.5(a) sets forth a list of all executory Contracts (including all supply agreements, joint venture agreements, operating and joint operating agreements, participation agreements, exploration agreements (including minerals and coalbed gas exploration agreements), Leases and Lessor Leases) relating to the Business, the Acquired Assets or the Assumed Liabilities to which one or more of Sellers are party (the “Available Contracts”) which Schedule 2.5(a) may be updated from time to time to add or remove any Contracts inadvertently included or excluded from such schedule. Subject to Section 2.6, on or before February 15, 2016 (such date, the “Determination Date”), Buyer shall use reasonable efforts to designate in writing which Available Contracts from Schedule 2.5(a) relating to the Business or the Acquired Assets that Buyer wishes to “Assume” (the “Assumed Contracts”), which Assumed Contracts shall be deemed assumed and effective as of the Closing Date.  All Contracts of Sellers that are listed on Schedule 2.5(a) and which Buyer does not designate in writing for assumption shall not be considered Assumed Contracts or Acquired Assets and shall automatically be deemed “Excluded Contracts” (and for the avoidance of doubt, Buyer shall not be responsible for any related Cure Costs); provided, however, that if an Available Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such Available Contract that has not been resolved to the mutual satisfaction of Buyer and Sellers prior to the Determination Date, then the Determination Date shall be extended (but only with respect to such Available Contract) to no later than the earlier of (A) the date on which such dispute has been resolved to the mutual satisfaction of Buyer and Sellers, (B) thirty (30) days after the Closing Date, (C) the date on which such Available Contract is deemed rejected by operation of 11 U.S.C. § 365(d)(4) or (D) the date required by the Bankruptcy Court and set forth in the Sale Order (the “Extended Contract Period”). If such Available Contract is not expressly assumed by Buyer in writing by the end of such Extended Contract Period, such Available Contract shall be automatically deemed an Excluded Contract. Buyer shall be responsible for any obligations or Liabilities arising during any Extended Contract Period relating to any Available Contract that has not been assumed or rejected as of the Determination Date as provided in this Section 2.5(a). For the avoidance of doubt, except as set forth in Section 2.3 and other than as provided in the preceding sentence, (x) Buyer shall not assume or otherwise have any Liability with respect to any Excluded Contract and (y) each Collective Bargaining Agreement to which any Seller is bound or party to shall be an Excluded Contract.  Notwithstanding the foregoing, until the Determination Date, Buyer shall be permitted to designate in writing any Contracts previously designated as Assumed Contracts to be Excluded Contracts (other than the contracts listed on Schedule 2.6(b)), and upon any such designation such Contracts shall be automatically deemed to be Excluded Contracts.

(ii)           In addition to the payment of Cure Costs by Buyer, each of Sellers and Buyer, as applicable, shall use commercially reasonable efforts to assign, or cause to be assigned, the Assumed Contracts to Buyer, including taking all actions required by the Bankruptcy Court to obtain an Order containing a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code. Buyer shall use commercially reasonable efforts to comply with all of the requirements of Section 365 of the Bankruptcy Code necessary to permit such assumption and assignment.

(iii)          If, prior to the Closing Date, there are Available Contracts that have not been designated as an Assumed Contract or an Excluded Contract, Sellers shall not assume or reject any such Available Contract pursuant to Section 365 of the Bankruptcy Code and any order of the Bankruptcy Court until the earlier of (x) the date Buyer so directs Sellers and (y) the end of the Extended Contract Period, if applicable (which assumption shall be at Buyer’s sole cost and expense); provided, that Buyer shall be responsible for any obligations or Liabilities arising during any Extended Contract Period.

(iv)          At Closing, (x)  Sellers shall, pursuant to the Sale Order and the Assumption Agreement, assume and assign, or cause to be assigned, to Buyer (the consideration for which is included in the Purchase Price) each of the Assumed Contracts that is capable of being assumed and assigned and (y) Buyer shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among Buyer and Sellers or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assumed Contracts, pursuant to the Sale Order and the Assumption Agreement.

(b)               Previously Omitted Contracts.

(i)            If prior to or following Closing, it is discovered that a Contract should have been listed on Schedule 2.5(a) but was not listed on Schedule 2.5(a) and has not been rejected by Sellers (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify Buyer in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Buyer shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 2.5(b)(i) as “Rejected,” or with respect to which Buyer fails to timely deliver a Previously Omitted Contract Designation, shall be an Excluded Contract.

(ii)           If Buyer designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.5(b)(i), Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously

Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.5. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with ten (10) Business Days to object, in writing to Sellers and Buyer, to the Cure Costs or the assumption of its Contract. If the counterparties, Sellers and Buyer are unable to reach a consensual resolution with respect to the objection, Sellers shall seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is served on Sellers and Buyer, Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract. Buyer shall be responsible for all Cure Costs relating to such “Assumed” Previously Omitted Contracts and for any obligations or Liabilities relating to such “Assumed” Previously Omitted Contracts arising during the Extended Contract Period.

(c)           Non-Assignment of Contracts and Permits. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Contract or any Permit, if, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempt at assignment or transfer thereof, without the consent or approval required or necessary for such assignment or transfer, would constitute a violation of a Legal Requirement or a breach of such Contract or Permit. If, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code and the commercially reasonable efforts of Sellers, such consent or approval is required but not obtained with respect to an Assumed Contract or a Permit, neither Sellers nor Buyer shall be in breach of this Agreement nor shall the Purchase Price be adjusted nor (but subject to Buyer’s termination right set forth in Section 11.1) shall the Closing be delayed in respect of the Assumed Contracts or the Permits; provided, however, if the Closing occurs, then, with respect to any Assumed Contract or Permit for which consent or approval is required but not obtained, from and after the Closing for a period of no more than six (6) months, Sellers shall reasonably cooperate, at Buyer’s sole cost and expense, with Buyer in any reasonable arrangement that Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Assumed Contract or Transferred Permit, including enforcement for the benefit of Buyer of any and all rights of Sellers against any party to the applicable Assumed Contract or Transferred Permit arising out of the breach or cancellation thereof by such party; provided, however, to the extent that any such arrangement has been made to provide Buyer with the benefits of, or under, the applicable Assumed Contract or Transferred Permit, from and after the Closing, Buyer shall be responsible for, and shall promptly pay and perform all payment and other obligations under such Assumed Contract or Permit (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Assumed Contract or Permit had been assigned or transferred at Closing with respect to Assumed Contracts and Permits, and at such applicable later date specified in this Section 2.5(c) with respect to any additional Assumed Contracts. Any assignment to Buyer of any Assumed Contract or Permit that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid shall be made subject to such consent or approval being obtained. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless the Company, Sellers and/or their Affiliates from any and all Liabilities incurred by the Company, Sellers and/or their Affiliates in connection with any action taken by the Company, Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 2.5(c).

2.6          Assignment and Assumption of Pardee Lease and Certain Contracts at Closing.

(a)               Subject to entry of the Sale Order and upon the terms and subject to the conditions of this Agreement and an assignment and assumption agreement to be entered by and between Buyer and JWW in form and substance acceptable to the Parties and JWW (the “JWW Assumption Agreement”), on the Closing Date, JWW shall unconditionally transfer, assign and convey to Buyer, and Buyer shall purchase, acquire, assume and accept from JWW, free and clear of all Encumbrances (other than Permitted Encumbrances), all of JWW’s right, title and interest in, to or under the Pardee Lease and the Pardee Sublease, and Buyer shall, effective at the time of the Closing, assume and agree to discharge and perform when due, the Liabilities of JWW under the Pardee Lease and the Pardee Sublease, including any and all Cure Costs with respect to the Pardee Lease and any and all Transfer Taxes with respect to the transfer and assignment, or the recordation thereof, of the Pardee Lease or Pardee Sublease (collectively, the “Pardee Lease Liabilities”).

(b)               Notwithstanding anything to the contrary in this Agreement, at Closing, Buyer shall purchase, acquire, assume and accept from Sellers the contracts designated on Schedule 2.6(b) (as such schedule may be updated by Buyer prior to the Closing to include one or more additional Available Contracts), which shall list the estimated Cure Cost for each such contract, and assume and perform and discharge the Assumed Liabilities (if any) under the Assumed Contracts, pursuant to the Sale Order.

2.7          Further Assurances.

(a)               Except as otherwise provided herein and subject to the terms and conditions of this Agreement, the Bankruptcy Code and any orders of the Bankruptcy Court, from and after the Execution Date, the Company, Sellers and Buyer, shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, in each case, after giving effect to the Sale Order.

(b)               At and after the Closing, Sellers shall execute and deliver to Buyer such further instruments and certificates as reasonably requested by Buyer and Buyer will reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with actions taken by Sellers (i) to vest, perfect or confirm ownership (of record or otherwise) in Buyer, of Sellers’ right, title or interest in, to or under any or all of the Acquired Assets and Business, including the Real Property, free and clear of all

Encumbrances (other than Permitted Encumbrances and Assumed Liabilities) or (ii) to otherwise effectuate the purposes and intent of this Agreement and the other Transaction Documents.  From and after the Closing Date, Buyer will reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with actions taken by Sellers and each of the Parties shall take, or cause to be taken, and cooperate with the other Parties to take, or cause to be taken, all actions, do or cause to be done all things as may be reasonably requested by the other Parties in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement, and shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances, and as may be required to consummate the transactions contemplated by this Agreement, it being specifically understood that, notwithstanding anything to the contrary herein, no Seller shall have any obligation to (i) record or pay any recording fees and Taxes in connection with the foregoing (except to the extent Buyer agrees to reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with such recordation or payment), or (ii) pay any title insurance fee or premium in connection with any title insurance commitment or policy Buyer may obtain, in each case, included any related costs and expenses (except to the extent Buyer agrees to reimburse Sellers and JWW for any out-of-pocket expenses incurred by Sellers and JWW in connection with such commitment or policy).

ARTICLE 3

PURCHASE PRICE

3.1          Consideration.

The aggregate consideration (the “Purchase Price”) for the purchase, sale, assignment and conveyance of the Acquired Assets shall consist of:

(a)               One Dollar ($1.00) in cash (the “Cash Consideration”) ; and

(b)               the assumption by Buyer of the Assumed Liabilities from Sellers, including the assumption of the. obligation to pay the applicable counterparties of the applicable Assumed Contracts the Cure Costs payable by Buyer under Section 2.5 and assumption by Buyer of the Pardee Lease Liabilities from JWW.

3.2          Allocation of Purchase Price.

(a)               Buyer and Sellers agree that, for Buyer’s and Sellers’ respective federal, state and local income tax purposes, the Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Acquired Assets as mutually agreed by Buyer and Sellers in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b)               Within one hundred and twenty (120) days of the Closing Date Buyer shall prepare and deliver to Sellers a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired

Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such statement, the “Allocation Statement”).

(c)               Sellers shall have a period of thirty (30) Business Days after the delivery of the Allocation Statement (the “Response Period”) to present in writing to Buyer notice of any objections that Sellers may have to the allocations set forth therein (an “Objections Notice”). Unless Sellers timely object, such Allocation Statement shall be binding on the Parties without further adjustment.

(d)               If Sellers shall raise any objections within the Response Period, Buyer and Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the Parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, then the disputed items shall be resolved by a firm of independent nationally recognized accountants reasonably chosen and mutually accepted by both Parties (the “Accounting Referee”), whose determination shall be final and binding on the Parties. The Accounting Referee shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Referee shall be split in half and borne equally by Sellers and Buyer.

(e)               Unless otherwise required by law, the Internal Revenue Service (the “IRS”) or any other taxing authority, the allocation of the Purchase Price pursuant to the Allocation Statement (if applicable, as modified by Section 3.2(d) hereof) shall be final and binding on the Parties, and the Parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 (and any supplements to such form) and all other Tax Returns, and shall not take any position inconsistent therewith; provided, however, that nothing contained herein shall prevent Buyer or the Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Statement, and neither Buyer nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation Statement.  If the IRS or any other taxation authority proposes a different allocation, Sellers or Buyer, as the case may be, shall promptly notify the other party of such proposed allocation.

3.3          Withholding.

Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to Sellers such amounts as Buyer is required to deduct and withhold under applicable Legal Requirements. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE 4

CLOSING AND DELIVERIES

4.1          Closing Date.

Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities (other than those pertaining to

Previously Omitted Contracts pursuant to Section 2.5(b) and Assumed Contracts subject to a cure dispute pursuant to Section 2.5(a)(i) contemplated hereby) (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019: (i) on February 9, 2016 if all the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived by the Party entitled to waive such condition (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions) or if all the conditions set forth in Article 9 and Article 10 have not been satisfied or (if permissible) waived by the Party entitled to waive such condition (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions) on or before February 9, 2016, on the date of such satisfaction and/or waiver of the conditions set forth in Article 9 and Article 10 or (ii) on such other date and time as Sellers and Buyer may mutually agree in writing. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Upon consummation of the Closing, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder, and the Closing, shall be deemed to have occurred as of 12:01 a.m. (Alabama time) on the Closing Date.

4.2          Buyer’s Deliveries.

Subject to satisfaction or (if permissible) waiver of the other conditions set forth in Article 9 and Article 10, at the Closing, Buyer shall deliver (and/or cause one or more of its Affiliates to deliver):

(a)               to Sellers, the Cash Consideration;

(b)               to Sellers, the Assumption Agreement, duly executed by Buyer;

(c)               to Sellers, the Lease Assignments, duly executed by Buyer;

(d)               to Sellers, the Transition Services Agreement, duly executed by Buyer;

(e)               to Sellers, each other Transaction Document to which Buyer is a party, duly executed by Buyer;

(f)                to Sellers, the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.2;

(g)               to Sellers, evidence, in form and substance reasonably acceptable to Sellers, of receipt of Buyer’s application for the Alabama Mining License;

(h)               to Sellers, such payroll amounts required pursuant to Section 2.3(l), delivered to such account or accounts as set forth in writing by Sellers;

(i)                to JWW, the JWW Assumption Agreement with respect to the Pardee Lease Liabilities;

(j)                to Sellers, evidence reasonably satisfactory to Sellers of performance of the matters required to be performed prior to, by, or as of the Closing Date in Section 7.8;

(k)               to Sellers, the Alabama Contract Mining Agreement (if applicable); and

(l)               to Sellers, such other documents as Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

4.3          Sellers’ Deliveries.

At the Closing, Sellers shall deliver to Buyer:

(a)               the Current Assets less the Current Liabilities (collectively, “Net Working Capital”) in an aggregate net amount equal to or greater than Forty-Three Million, Nine-Hundred-Seventeen Thousand Dollars ($43,917,000.00) (the “Minimum Working Capital Threshold”) as estimated in good faith by Sellers one (1) Business Day prior to the Closing; provided, that in the event that Net Working Capital immediately prior to the Closing (as so estimated by Sellers) is less than the Minimum Working Capital Threshold by more than Two Million, Four-Hundred-and-Seventeen Thousand Dollars ($2,417,000) (“Cushion”), Sellers shall be permitted, at their sole discretion, to pay the amount of such shortfall in excess of the Cushion in cash to Buyer or retain an equal amount of Trade Payables, which payment/retention shall satisfy this condition to Closing; provided, further that in the event that Net Working Capital immediately prior to the Closing (as so estimated by Sellers) is less than the Minimum Working Capital Threshold but such shortfall amount is less than or equal to the Cushion, Sellers shall be deemed to have satisfied this condition to Closing and no payments shall be due to the Buyer; provided, further that the parties hereto agree that no payments (including any adjustments) in respect of Net Working Capital shall be due to any other party following the Closing, other than any amounts actually received by Sellers or their Affiliates, regardless of when received, in payment of invoices included in the Accounts Receivable which are included in the calculation of Net Working Capital as estimated by Sellers pursuant to this clause (a) (which amounts shall be paid by Sellers to Buyer as promptly as reasonably possible following receipt thereof by Sellers or their Affiliates).

(b)               the Bills of Sale, Deeds, Lease Assignments and the Assumption Agreement (in each case, relating to the Acquired Assets), the Alabama Contract Mining Agreement (if applicable), the Transition Services Agreement, and each other Transaction Document to which any Seller is a party, duly executed by the applicable Sellers; provided that in the event one or more of the Deeds and/or motor vehicle titles is not delivered by Sellers to Buyer on or before the Closing Date, Sellers shall deliver such Deeds and/or motor vehicle titles to Buyer as promptly as reasonably practicable following the Closing Date but in any event within ten (10) Business Days following the Closing Date; provided, further that, for the avoidance of doubt, the failure of Sellers to deliver any

Deeds and/or motor vehicle titles to Buyer on or before the Closing Date shall not be deemed a failure to satisfy this condition to Closing;

(c)               with respect to the Real Property included in the Acquired Assets, possession of such Real Property, together with copies (and originals in Sellers’ possession) of all instruments, Leases and agreements evidencing Sellers’ interest in the same, and any existing surveys, legal descriptions and title policies concerning such Real Property that are in the possession of Sellers which shall be deemed to be delivered to the extent located at any of the Real Property;

(d)               a certified copy of the Sale Order;

(e)               the certificates of Sellers to be received by Buyer pursuant to Sections 9.1 and 9.2;

(f)                certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(g)               all documents of title and instruments of conveyance (duly executed by the applicable Sellers) necessary to transfer record and/or beneficial ownership to Buyer of all automobiles, trucks and trailers which are included in the Acquired Assets and require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Buyer;

(h)               such other bills of sale, Deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all of the right, title and interest of Sellers in, to or under any or all of the Acquired Assets, including any Real Property included therewith, subject, except for Deeds coming within the provisions of clause (ii) of the definition of “Deeds” in this Agreement, only to Permitted Encumbrances and Assumed Liabilities;

(i)                such ordinary and customary documents (including affidavits) as may be required by a title insurance company to issue owners’ title insurance policies (or “pro formas” or marked up commitments having the same effect of a title insurance policy), at Buyer’s sole election and Buyer’s sole cost and expense, insuring title to any or all of the Real Property included in the Acquired Assets (in any event, subject to Permitted Encumbrances and Assumed Liabilities);

(j)                the JWW Assumption Agreement with respect to the Pardee Lease Liabilities, duly executed by JWW; and

(k)               such other documents as Buyer may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows, except as disclosed in the Disclosure Schedules or, except with respect to the representations and warranties set forth in Sections 5.5 and 5.9 with respect to material environmental matters, contained in the Incorporated Information:

5.1          Organization and Good Standing.

Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Subject to the applicable provisions of the Bankruptcy Code, each Seller has all requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their Business or the nature of their properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2          Authority; Validity; Consents.

Each Seller has, subject to entry of the Sale Order, the requisite corporate or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to entry of the Sale Order, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate or limited liability company action on the part of Sellers. Subject to entry of the Sale Order, this Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by a Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to entry of the Sale Order, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to entry of the Sale Order, except (a) for entry of the Sale Order, (b) for notices, filings and consents required in connection with the Bankruptcy Case, including the requirements of the Bidding Procedures Order, and (c) for the notices, filings and consents set forth on Schedule 5.2, Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents to which a Seller is a Party or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, registrations, declarations or filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3          No Conflict.

Except as set forth in Schedule 5.3, after giving effect to the Sale Order, neither the execution and delivery by any Seller of this Agreement or any other Transaction Document to which it is (or will be) a party, the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof will, (a) conflict with or result in a violation of (i) any provision of the certificate of incorporation or bylaws (or other organizational or governing documents) of such Seller or (ii) any material Order binding upon such Seller or by which the Business, the Assumed Liabilities or any Acquired Assets are subject or bound, (b) (i) violate, conflict with, or result in a material breach of any of the terms of, or constitute a material default under, or give rise to any right of termination, modification, cancellation or acceleration under any material license or Permit held by Sellers, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Authority or (ii) result in a material breach of or constitute a default under or give rise to any right of termination, modification, cancellation or acceleration under any Material Contract which is an Available Contract, or (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance or Assumed Liability) upon the properties or assets of such Seller being sold or transferred hereunder.

5.4          Real Property.

(a)               Owned Real Property. Schedule 5.4(a)(i) sets forth an accurate and complete list of the Owned Real Property. True and complete copies of the following have heretofore been made available to Buyer: (i) all deeds, instruments of conveyance, title insurance policies, title insurance commitments, title reports, title opinions, title abstracts, maps and surveys relating to the Owned Real Property, and (ii) all documents evidencing recorded and unrecorded Encumbrances upon the Owned Real Property, in each case, to the extent that they are in Sellers’ possession.  Except for Permitted Encumbrances, at Closing Sellers will have good and marketable title in the Owned Real Property set forth on Schedule 5.4(a)(i). Except for the Lessor Leases, none of the Owned Real Property is subject to any lease or grant to any third-party of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any material portion thereof required to conduct the Business. Except for Permitted Encumbrances and the applicable terms of Permits held by Sellers, at Closing the Owned Real Property will not be subject to any Encumbrances (other than liens that will be removed pursuant to the Sale Order), which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Owned Real Property except those which do not materially impair or restrict the continued use thereof. Other than as set forth on Schedule 5.4(a)(ii) hereto, there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property or any interest therein.

(b)               Lessor Leases. Schedule 5.4(b) lists, as of the Execution Date, all material unexpired leases, subleases, licenses, sublicenses, occupancy or other agreements whereby any Seller leases, subleases, licenses or grants an interest in any Owned Real Property or Leased Real Property to a third party (the “Lessor Leases”). Sellers have made available, to the extent that they are in Sellers’ possession or control, true, complete and correct copies of the Lessor Leases to Buyer, including any amendments thereto. Other than as set forth on Schedule 5.4(b) or as a result of the Bankruptcy Case, Sellers are not in material breach of or in default under the Lessor Leases and, to Sellers’ Knowledge, no party to any Lessor Lease has given Sellers written notice of or, to Sellers’ Knowledge, made a claim with respect to any material breach or material default by Sellers thereunder (other than as a result of the Bankruptcy Case).

(c)               Leased Real Property. Schedule 5.4(c) contains a list of all Leased Real Property held or used for, or necessary to the operation of the Business. Sellers have made available true and complete copies of all Leases to Buyer. Other than as set forth on Schedule 5.4(c) or other than as a result of the Bankruptcy Case, Sellers are not in (x) breach of any material term or (y) “default” under any Lease and, to Sellers’ Knowledge, no party to any Lease has given Sellers written notice of or made a claim with respect to any material breach or material default thereunder. To Sellers’ Knowledge or other than as a result of the Bankruptcy Case, there are no conditions that currently exist or which with the passage of time will result in a default or breach of any material term by any party to a Lease. Except as set forth on Schedule 5.4(c), to Sellers’ Knowledge, none of the Leased Real Property is subject to any sublease or grant to any third-party of any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof that would materially impair the use of the Leased Real Property in the operation of the Business. Sellers have not received written notice of any pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to Seller’s interest in any of the Leased Real Property except those which do not materially impair or restrict the continued use thereof.

5.5          Environmental Matters.

Except as set forth on Schedule 5.5 and except as would not reasonably be expected to be material to the Business or the Acquired Assets:

(a)               Sellers’ operation of the Business, and Real Properties related thereto, have complied during the previous three (3) years and are in compliance with all applicable Environmental Law;

(b)               Sellers have not received any written or other notice, report or other information alleging any pending or threatened material violation, non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Real Properties or the Business, or any prior business for which Sellers have retained liability under any Contract or Environmental Law, nor do Sellers have any unresolved claims alleging any violations of Environmental Law;

(c)               the Real Properties do not contain any Hazardous Substances in amounts or concentrations which (i) constitute a violation of, or (ii) would reasonably be expected to give rise to liability, including liability for response costs, corrective action costs, personal injury, property damage or natural resources damage, under any applicable Environmental Law;

(d)               no Seller or, to Sellers’ Knowledge, other Person, has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substances, or owned or operated any property or facility in a manner that has given or could reasonably be expected to give rise to liability, including liability for response costs, corrective action costs, personal injury, property damage or natural resources damage, under any applicable Environmental Law;

(e)               no Action is pending or, to Sellers’ Knowledge, threatened under any Environmental Law or environmental provision of any Mining and Mining Safety Law against Sellers or with respect to the Real Properties or the Business, nor are there any Orders outstanding under any Environmental Law or environmental provision of any Mining and Mining Safety Law with respect to the Real Properties or the Business;

(f)                Sellers (i) hold and are in compliance with all Permits required under Environmental Law (each of which is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold an Environmental Permit is being contested in good faith by Sellers by appropriate proceedings diligently conducted) for any of their current operations or for the current ownership, operation or use of the Real Properties, including all Environmental Permits required for the coal mining-related operations of Sellers or, to the extent currently required, any pending construction or expansion related thereto; (ii) are, or have been, in compliance with all Environmental Permits, except in such instances where the requirement of a Permit required under Environmental Law is being contested in good faith by Sellers by appropriate proceedings diligently conducted; (iii) have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the Real Properties to comply with Environmental Law and obtain all necessary Permits required under Environmental Law; and (iv) have not received any written notice that the Permits required under Environmental Law will not be renewed;

(g)               To Sellers’ Knowledge, none of the Real Properties have any associated direct or indirect acid mine drainage which (i) constitutes or constituted a violation of or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law or environmental provision of any Mining and Mining Safety Law;

(h)               to Sellers’ Knowledge, neither the Transaction Documents nor the consummation or performance of any of the transactions contemplated hereby will result in any additional material liabilities for site investigation or cleanup pursuant to any Environmental Law or environmental provision of any Mining and Mining Safety Law, including any so-called “transaction-triggered” or “responsible property transfer” requirements;

(i)                Except as set forth on Schedule 5.5(i) and in Section 2.3, Sellers have not, since January 1, 2005, contractually assumed any liabilities, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(j)                Sellers have made available copies of all material environmental assessments, audits (including compliance audits), evaluations, studies, and tests from the past five (5) years within their possession, relating to the Owned Real Property or the Leased Real Property, whether generated by Sellers or others, including environmental audits and environmental site assessments; and

(k)               except as listed on Schedule 5.5(k), to Seller’s Knowledge, none of the Acquired Assets contains underground storage tanks, above ground storage tanks, transformers or other equipment containing PCBs, underground injection wells, non-naturally occurring radioactive materials or septic tanks or waste disposal pits (to the extent such tanks or pits constitute Acquired Assets).

5.6          Title to Acquired Assets.

At Closing, Sellers will have good, valid and marketable title to, or, in the case of property leased or licensed by Sellers, a valid leasehold or licensed interest in, all of the Acquired Assets, free and clear of all Encumbrances, except (a) for the Assumed Liabilities and (b) for Permitted Encumbrances.  The Acquired Assets constitute on the Execution Date all or substantially all of the material tangible assets used by Sellers in the operation of the Business, in the same manner operated by Sellers during the two (2) month period immediately prior to the Execution Date, other than with respect to (x) the sale, disposition or replacement of any Inventory in the Ordinary Course of Business of Sellers and (y) the Excluded Assets.

5.7          Taxes.  All material Taxes relating to the Business and/or the Acquired Assets that are due and payable have been timely paid, except as set forth on Schedule 5.7.

5.8          Legal Proceedings.

Except (x) for the Bankruptcy Case (and proceedings related thereto) and (y) as set forth on Schedule 5.8, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened in writing against or related to the Business, the Acquired Assets or the Assumed Liabilities, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority, nor, to Sellers’ Knowledge, are there any investigations relating to the Business, the Acquired Assets or the Assumed Liabilities pending or, to Sellers’ Knowledge, threatened in writing by or before any arbitrator or any Governmental Authority, which would reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, taken as a whole.

5.9          Compliance with Legal Requirements; Permits.

(a)               Except as set forth in Schedule 5.9(a), and, with respect to Permits required under any Environmental Law or environmental provision of any Mining and Mining Safety Law, which Permits are addressed in Section 5.5, Sellers hold all of the Permits necessary for the current operation and conduct of the Business, the Acquired Assets and the Assumed Liabilities in compliance with Legal Requirements, including

Mining and Mining Safety Law, other than Permits the absence of which would be immaterial to the operation of the Business, the Acquired Assets or the Assumed Liabilities from and after the Closing. The Permits set forth on Schedule 2.1(g) are all of the Permits held by Sellers with respect to the current operation and conduct of the Business, the Acquired Assets or the Assumed Liabilities, the absence of which would be reasonably expected to adversely affect the operation of the Business, the Acquired Assets or the Assumed Liabilities from and after the Closing.

(b)               Except (x) as set forth on Schedule 5.9(b), and, with respect to compliance with Environmental Law or environmental provision of any Mining and Mining Safety Law, Schedule 5.5, (y) for fully paid, discharged and finally settled citations and notices of violations issued by OSHA, MSHA, the Alabama Surface Mining Commission, the Alabama Department of Environmental Management, the West Virginia Department of Environmental Protection, or other Governmental Authorities and (z) as would not reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, Sellers have conducted the Business for the past three (3) years and currently own and operate the Acquired Assets and Assumed Liabilities in accordance, in all material respects, with all Legal Requirements, Orders and Permits applicable to Sellers, the Acquired Assets or the Assumed Liabilities during such period, and the Business is in compliance in all material respects with all applicable Legal Requirements, Orders and Permits (including any anti-bribery Legal Requirements) and has obtained all approvals necessary for owning and operating its assets and has made all necessary filings with all Governmental Authorities having jurisdiction necessary for owning and operating its assets, and there are no Orders outstanding under any Mining and Mining Safety Law with respect to the Real Properties, the Assumed Liabilities or the Business.

(c)               Except (x) as set forth on Schedule 5.9(c) and, with respect to actions under Environmental Law, which are covered under Section 5.5, (y) for fully paid, discharged and finally settled citations and notices of violations issued by OSHA, MSHA, the Alabama Surface Mining Commission, the Alabama Department of Environmental Management, the West Virginia Department of Environmental Protection, or other Governmental Authorities, and (z) as would not reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, neither Sellers, nor to Sellers’ Knowledge, any of their Representatives have received within the past three (3) years any written notice or other communication from a Governmental Authority that alleges that the Business is not in compliance with any Legal Requirement, Order or Permit applicable to the Business or the operations or properties of the Business, the Acquired Assets or the Assumed Liabilities or that threatens or states the intention on the part of any issuing authority to revoke, cancel, suspend or modify any Permit necessary for the current operation and conduct of the Business, the Acquired Assets or the Assumed Liabilities (except with respect to regular periodic expirations and renewals thereof). Except as would not reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities: (i) no Seller has had any Permits that are necessary for the operation and conduct of the Business and the Acquired Assets appealed, denied, revoked, restricted or suspended during the past three (3) years; (ii) no Seller is currently a party to any Proceedings involving the possible appeal, denial, revocation, restriction or suspension of any Permits that are necessary for the current operation and conduct of the Business, the

Acquired Assets or the Assumed Liabilities, or any of the privileges granted thereunder (except where the obligation to hold such a Permit is being contested in good faith by appropriate proceedings diligently conducted or is excused by the Bankruptcy Court); and (iii) no Seller nor any officer or director of any Seller is “permit blocked” on the Applicant Violator System established pursuant to the SMCRA (or any applicable state system) (the “Applicant Violator System”) by any Governmental Authority.

5.10        Labor Matters.

(a)               Except as set forth on Schedule 5.10(a), none of the Sellers or their Affiliates are party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other similar agreements (each a “Collective Bargaining Agreement”), with respect to the Business, with any union, works council, or labor organization (each a “Union” and collectively “Unions”).

(b)               Except as set forth on Schedule 5.10(b), to Sellers’ Knowledge, in the past three (3) years, other than pursuant to procedures established in connection with the Bankruptcy Case, (i) no Union or group of Employees or former Employees has organized any employees for purposes of collective bargaining, sought to bargain collectively with any of Sellers, made a demand for recognition or certification as an employee representative for purposes of collective bargaining or filed a petition for recognition with any Governmental Authority; (ii) as of this date, no Collective Bargaining Agreement is being negotiated by any of Sellers, other than pursuant to procedures established in connection with the Bankruptcy Case; and (iii) in the past three (3) years, there have been no material strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other material forms of organized labor disruption with respect to any of Sellers.

(c)               Except as set forth on Schedule 5.10(c) within the past three (3) years, Sellers have not failed to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar state or local Legal Requirement (the “WARN Act”), or any applicable Legal Requirement for employees outside the United States regarding the termination or layoff of employees. Except as set forth on Schedule 5.10(c) or as would not, individually or in the aggregate, reasonably be expected to be material to the Business or pursuant to procedures established in connection with the Bankruptcy Case, (i) within the past three (3) years, Sellers have been in compliance with all applicable Legal Requirements relating to labor and employment, including all Legal Requirements relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; FLSA, classification of independent contractors, hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; and data privacy and data protection; (ii) there are no pending, or to Sellers’ Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including any administrative investigations, charges, claims, actions, or proceedings), against Sellers brought by or on behalf of any applicant for employment, any current or former Employee, any person alleging to be a current or former employee, any representative, agent, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of Sellers, or any group or class of the foregoing, or any Governmental Authority, alleging violation of any labor or employment Legal Requirements, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (iii) each of the Employees has all work permits, immigration permits, visas, or other authorizations required by any Legal Requirement for such Employee given the duties and nature of such Employee’s employment; and (iv) no individual has been improperly excluded from, or wrongly denied benefits under, any Benefit Plan.

5.11        Employee Benefits.

(a)               Except as set forth in Schedule 5.11(a), (i) no Benefit Plan (or any benefit plans, programs or arrangements of an ERISA Affiliate that would be a Benefit Plan if such ERISA Affiliate were a Seller) (A) is, or has been within the past six (6) years, a Title IV Plan or subject to Section 412 of the Code; (B) is maintained by more than one employer within the meaning of Section 413(c) of the Code; (C) is subject to Sections 4063 or 4064 of ERISA; (ii) no Benefit Plan is (A) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (B) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; and (iii) none of the Sellers or any of their respective ERISA Affiliates contributes to, or is obligated to contribute to, or within the six (6) years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan.

(b)               Within the past three (3) years, there has been no “reportable event” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to any Title IV Plan set forth in Schedule 5.11(a) that would require the giving of notice to the Pension Benefit Guaranty Corporation (the “PBGC”) under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(c)               Except as set forth in Schedule 5.11(c), (i) no Seller has terminated any Title IV Plan within the last six (6) years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA; (ii) all premiums due the PBGC with respect to the Title IV Plans set forth in Schedule 5.11(a) have been paid; (iii) no Seller has filed a notice of intent to terminate any Title IV Plan set forth in Schedule 5.11(a) and has not adopted any amendment to treat such Title IV Plan as terminated; (iv) the PBGC has not instituted, or to Sellers’ Knowledge, threatened to institute, proceedings to treat any Title IV Plan set forth in Schedule 5.11(a) as terminated; and (v) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan set forth in Schedule 5.11(a).

(d)               No Seller or ERISA Affiliate has, within the past six (6) years, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in an unsatisfied liability, contingent or otherwise (including the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of such Seller or ERISA Affiliate.

(e)               No Seller or any organization to which such Seller is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(f)                Except as set forth in Schedule 5.11(f) or expressly provided herein or in the Approved Budget or if the payment thereof is otherwise excused as a result of the Bankruptcy Case, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment becoming due and payable, or increase the amount of any compensation due and payable, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of Sellers.

(g)               Except in connection with the Bankruptcy Case, Sellers have no plan, contract or commitment, whether legally binding or not, to create any new employee benefit or compensation plans, policies or arrangements for any Buyer Employee.

5.12        Sellers’ Intellectual Property.  Except as disclosed on Schedule 5.12, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, to Sellers’ Knowledge, (i) the conduct of the Business by Sellers as currently conducted (including the products and services currently sold or provided by Sellers) does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against Sellers, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by Sellers, and no such claims are pending or threatened in writing against any Person by Sellers.  Schedule 5.12 sets forth a list of all Intellectual Property to be included in the Acquired Assets.

5.13        Contracts. Schedule 5.13(i) sets forth a complete list, as of the date hereof, of all Material Contracts to which any Seller is a party. Each Material Contract is in full force and effect and is a valid and binding obligation of each Seller party thereto in accordance with its terms and conditions, in each case except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity, (y) as set forth on Schedule 5.13(ii) and (z) as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities. Except as set forth on Schedule 5.13(iii), upon entry of the Sale Order, other than the payment of Cure Costs (i) no Seller will be in breach or default of its obligations under any Material Contract; (ii) no condition exists that with notice or lapse of time or both would constitute a default by any Seller under any Material Contract; and (iii) to Sellers’ Knowledge, no other party to any Material Contract is in breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

5.14        [RESERVED].

5.15        Brokers or Finders.

Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.

5.16        Affiliate Interests.

Other than employment arrangements, compensation benefits and travel advances entered into in the Ordinary Course of Business of Sellers, and other than arrangements or relationships that would not be required to be disclosed in the Company’s SEC filings pursuant to Regulation S-K of the Securities Act, to Sellers’ Knowledge, no Affiliate of any Seller controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, other than through the ownership of any publicly traded entity, (i) any Person which does business with any Seller or is competitive with the Business in any material respect, or (ii) any material property, asset or right which is used by any Seller. All Indebtedness of any such Affiliate to any Seller, and all Indebtedness of any Seller to any Affiliate of any Seller, is listed on Schedule 5.16.

5.17        [RESERVED].

5.18        Undue Influence.

In connection with the operation of the Business, no Seller or, to Sellers’ Knowledge, any director, officer, agent, employee or Affiliate of Sellers, has taken any action, directly or indirectly, with respect to the Business that would result in a violation of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”). Sellers, and, to Sellers’ Knowledge, their Affiliates, have conducted the Business in compliance with the FCPA in all material respects and maintain procedures which are reasonably expected to ensure compliance therewith.

5.19        Absence of Certain Changes.

(a)               Since the Petition Date through the date hereof, there has not been a Material Adverse Effect.

(b)               Except as set forth on Schedule 5.19(b), or as expressly contemplated by this Agreement, the Approved Budget or the Cash Collateral Orders or any other orders entered in the Bankruptcy Case from and after the Execution Date through the date hereof, Sellers have not, solely with respect to the Business or the Acquired Assets:

(i)            except for executory contracts and unexpired leases rejected by Sellers with the prior written consent of Buyer, terminated, modified or amended any Available Contract that is a Material Contract other than due to the expiration of the term or automatic renewals, in each case, in accordance with the terms of any such Available Contract that is a Material Contract;

(ii)           purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred or otherwise disposed of any Acquired Assets, except for purchases of materials and sales of coal, coke and surplus equipment Inventory in the Ordinary Course of Business of Sellers, (A) permitted, allowed or suffered any of the Acquired Assets to be subjected to any Encumbrance (other than Permitted Encumbrances), or (B) removed any (non-surplus) Equipment or other material assets (other than Inventory) from the Real Property other than in the Ordinary Course of Business of Sellers; provided, that any such action with respect to any asset previously identified in the Disclosure Statement as an asset held for sale shall be considered Ordinary Course of Business;

(iii)          allowed any material Transferred Permit held by any Seller to terminate, expire or lapse; or

(iv)          agreed or committed in writing to do any of the foregoing.

5.20        Mining.

(a)               Sellers have, in the amounts and forms required pursuant to applicable Mining and Mining Safety Laws, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance as (i) required under the Transferred Permits or Mining and Mining Safety Laws for Reclamation of land, water or other natural resources at any mines, operations or properties related to the Transferred Permits, (ii) required pursuant to any applicable Transferred Permit or Mining and Mining Safety Law to mitigate any actual or potential environmental impact of such mines, operations or properties related to the Transferred Permits or (iii) otherwise required in the Ordinary Course of Business of Sellers with respect to the Acquired Assets (collectively, “Mining Financial Assurances”), except for the failure to obtain or the absence of which would be immaterial to the operation of the Business.  Schedule 5.20 set forth a complete and accurate list of all Mining Financial Assurances held by Sellers by Transferred Permit or the Acquired Assets, including the name of the provider and the amount provided.  The Company has posted or otherwise provided all Mining Financial Assurances that have been requested in writing by the applicable Governmental Authorities in respect of any applicable Transferred Permits and Legal Requirements having to do with Reclamation in connection with Sellers’ mining operations as currently conducted under the Transferred Permits, subject to the discretion of any applicable Governmental Authority to require additional or supplemental Mining Financial Assurances from time to time.

(b)               All Reclamation performed by or on behalf of any Seller meets in all material respects the requirements of the applicable Mining Permit and any associated mine Reclamation requirements of any applicable Governmental Authority. The liability for mine closing and Reclamation obligations recorded on the most recent balance sheet of Sellers provided to Buyer has been properly accrued in accordance with the requirements of Financial Accounting Standards Board Codification Topic 410, Asset Retirement and Environmental Obligations, formerly known as Financial Accounting Standard No. 143 (“FASB 410”), and the amount of such liability is equal to or in excess of the amount of such obligations, determined on the basis of Sellers’ actual historic Reclamation and closure costs and currently planned mine life and escalated for inflation, in accordance with FASB 410 and applicable Legal Requirements.

5.21        MSHA; OSHA.  For the past three (3) years, except as set forth on Schedule 5.21 and except for fully paid, discharged and settled citations and notices of violation issued by OSHA or MSHA, the Alabama Surface Mining Commission, the West Virginia Office of Miners’ Health, Safety and Training] or other Governmental Authority, Sellers have conducted their respective business and operations, and their respective assets have been maintained, in compliance in all material respects with MSHA or OSHA, as applicable. Except as set forth on Schedule 5.21, there are no investigations pending or, to Sellers’ Knowledge, threatened by any Governmental Authority or other third Person that would result in the imposition of any material Liability on any Seller pursuant to MSHA or OSHA. Except as set forth on Schedule 5.21, Sellers do not owe any material assessments, penalties, fines, liens, charges, surcharges, nor are there any other material amounts due or owing pursuant to MSHA or OSHA, and there have been no imminent danger orders, unwarrantable failure orders, failure to abate orders, or cessation orders, notices of a pattern of violations, or material assessments, under MSHA or OSHA during the past three (3) years. Schedule 5.21 sets forth all material reports of any MSHA or OSHA audits with respect to the Business of which Sellers have Knowledge performed within the past three (3) years by any Person (including Sellers). Schedule 5.21 sets forth all orders issued under MSHA or OSHA, together with any appeals thereof, with respect to the Business within the past three (3) years by any Governmental Authority. Sellers have made available to Buyer copies of all orders and reports under MSHA or OSHA within their possession, together with the minutes of all joint health and safety committee meetings within their possession, with respect to Sellers for the past three (3) years.

5.22        Coal Act.

Sellers and their “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and any regulations promulgated thereunder, except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Court or the Bankruptcy Code, and none of Sellers or their “related persons” (as defined in the Coal Act) has any liability under the Coal Act, except as disclosed in the Financial Statements or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or with respect to premiums or other material payments required thereunder which have been paid when due, or which liability is being contested in good faith by appropriate proceedings diligently conducted or the current payment of which is excused by the Bankruptcy Court or the Bankruptcy Code.

5.23        Warranties Exclusive.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 (AS MODIFIED BY THE DISCLOSURE SCHEDULES) OR IN THE TRANSACTION DOCUMENTS, SELLERS MAKE NO REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR

IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR THE BUSINESS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. NEITHER SELLERS NOR ANY OTHER PERSON, DIRECTLY OR INDIRECTLY, HAS MADE OR IS MAKING, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLERS.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

6.1          Organization and Good Standing.

Each of Seminole and ERP is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. ERP Environmental is a non-profit corporation, duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2          Authority; Validity; Consents.

Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a Party will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except as set forth on Schedule 6.2, Buyer is not or will be required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a Party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, registrations, declarations or filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, materially affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.3          No Conflict.

Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof (a) conflict with or result in a violation of (i) any provision of the organizational documents of Buyer or (ii) any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation in any material respect binding upon Buyer or (b) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under (i) any note, bond, mortgage, indenture, deed of trust, contract, commitment, arrangement, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer may be bound or to which any of Buyer’s assets may be subject or affected in any material respect and that, in each case, is material to the business of Buyer, or (ii) any material license, permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Authority.

6.4          Brokers or Finders.

Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller (or any Affiliate of any Seller) is or will become liable, and Buyer shall hold harmless and indemnify Sellers and their Affiliates from any claims with respect to any such fees or commissions.

6.5          Legal Proceedings.

There is no Proceeding or Order pending against, or to Buyer’s Knowledge, threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents or which would or would reasonably be expected to impair Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.6          Financing.

Buyer shall, on the Execution Date and at the Closing, have sufficient available funds to permit Buyer to pay the Cash Consideration and all other amounts to be paid or repaid by Buyer under the Transaction Documents to the extent payable on or about the Closing Date, including all amounts to be paid by Buyer for Cure Costs and including all requisite financial assurances to be provided by Buyer pursuant to Section 7.8.

6.7          Qualification.

(a)                               To Buyer’s Knowledge, there exist no facts or circumstances that would cause, or be reasonably expected to cause, Buyer and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

(b)               As of the Closing, Buyer will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assumed Contracts and the Pardee Lease and Pardee Sublease.

(c)               As of the Closing, (i) Buyer will be capable of taking transfer of, or obtaining replacement permits for, the Closing Required Permits held by Sellers and, to Buyer’s Knowledge, as of the date hereof and as of the Closing, there exists no reason why approval for any application for any Mining Permit or other Governmental Authorization should be denied, other than any denial for violations that may reasonably be expected to be cured by the time of such transfer or obtaining of Permits as contemplated by Section 7.8, and (ii) no Buyer or any officer or director thereof, as applicable, is or will be “permit blocked” on the Applicant Violator System by any Governmental Authority.

6.8          No Other Representations or Warranties; Condition of the Business; Buyer’s Reliance.

Buyer acknowledges that neither Sellers or any of their Affiliates nor any other Person is making, and Buyer is not relying on, any representations or warranties whatsoever, statutory, expressed or implied, written or oral, at law or in equity, beyond those expressly made by Sellers in Article 5 hereof (as modified by the Disclosure Schedules) or in any Transaction Document. Buyer acknowledges that, except as expressly set forth in Article 5  (as modified by the Disclosure Schedules) or in any Transaction Document, neither Sellers or any of their Affiliates nor any other Person has, directly or indirectly, made any representation or warranty, statutory, expressed or implied, written or oral, at law or in equity, as to the accuracy or completeness of any information that Sellers furnished or made available to Buyer and its Representatives in respect of the Business, and Sellers’ operations, assets, stock, Liabilities, condition (financial or otherwise) or prospects. Buyer acknowledges that neither Sellers or any of their Affiliates nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty, whether written or oral, regarding the pro-forma financial information, financial projections or other forward-looking statements of Sellers, and Buyer will make no claim with respect thereto. Buyer acknowledges that the Acquired Assets are being transferred on an “AS IS, WHERE IS” basis.

6.9          Information.

Buyer has conducted such investigations of the Company and its Subsidiaries, including the Sellers, as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. Buyer acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of Sellers, that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of Sellers to discuss the Business. None of the Company, Sellers or any other Person (including any officer, director, member or partner of Sellers or any of their Affiliates) shall have or be subject to any liability to Buyer, or any other Person, resulting from Buyer’s use of any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby or by the other Transaction Documents.

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING DATE

7.1          Access and Reports; Confidentiality.

(a)               From and after the Execution Date through and including the Closing Date or the earlier termination of this Agreement in accordance with the provisions of Article 11, Sellers shall (i) afford Buyer and its Representatives reasonable access, upon reasonable notice, to its personnel, properties, books, Permits, Contracts and records, and furnish promptly to Buyer all reasonable information concerning the Acquired Assets, the Business, the Assumed Liabilities, properties, any Benefit Plans and personnel as may be reasonably requested; (ii) furnish to Buyer such financial and operating data and other information relating to Sellers, the Business, the Acquired Assets and the Assumed Liabilities as may be reasonably requested; (iii) permit Buyer, to make such reasonable inspections and, at Buyer’s sole cost and expense, copies thereof as Buyer may require; and (iv) instruct the executive officers and senior business managers, counsel, auditors and financing advisors of Sellers to reasonably cooperate with Buyer and its Representatives regarding the same; provided, that any such access shall be conducted consistent with and not in violation of the Bidding Procedures Order and in a manner not to unreasonably interfere with the Business. All requests for information made pursuant to this Section 7.1 shall be directed to Adam Schlesinger, PJT Partners LP, 280 Park Avenue, 16th Floor, New York, NY 10017 or other person as designated by such person or Sellers. Notwithstanding the foregoing, Buyer and its Representatives shall not (A) have access to personnel records of Sellers relating to individual performance or evaluation records, medical histories or other information which in Sellers’ good faith opinion is sensitive or the disclosure of which could subject a Seller to risk of liability and (B) have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any of Sellers’ properties without written consent from the Company. No investigation pursuant to this Section 7.1 or by Buyer or its Representatives at any time prior to or following the date hereof shall affect or be deemed to modify any representation or warranty made by Sellers herein.

(b)               Notwithstanding the foregoing but subject in all respects to the Bidding Procedures Order, this Section 7.1 shall not require Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Legal Requirement or any Contract to which the Company or any Seller is a party or cause any privilege (including attorney-client privilege) or work product protection that Sellers would be entitled to assert to be waived or (ii) if the Company or any Seller, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Legal Requirement or Contract or be reasonably likely to cause such privilege or work product protection to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Buyer could be provided access to such information.

(c)               Buyer shall, and shall use its best efforts to cause its Affiliates and Representatives to, hold all confidential documents and information concerning the Business furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the provisions of the confidentiality agreement executed between the Parties.

7.2          Operations Prior to the Closing Date.

Sellers covenant and agree that, except (v) as expressly contemplated by this Agreement, (w) as disclosed in Schedule 7.2(a), (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed),  (y) as otherwise required by Legal Requirements or (z) to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Case, or as permitted under the Cash Collateral Orders (provided, that the Sellers shall not, without the prior written consent of Buyer, seek any order of the Bankruptcy Court compelling them to take any action described in this Section 7.2), after the Execution Date and prior to the Closing Date:

(a)               Sellers shall:

(i)            carry on the Business in the Ordinary Course of Business of Sellers and use commercially reasonable efforts to maintain, preserve and protect the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the Ordinary Course of Business of Sellers;

(ii)           maintain adequate levels of all Inventory in the Ordinary Course of Business of Sellers;

(iii)          not remove or transfer any of the Acquired Assets from the Real Property other than the sale of Inventory in the Ordinary Course of Business of Sellers, except as specifically provided herein;

(iv)          maintain their books, accounts and records in the Ordinary Course of Business of Sellers; and

(v)           (A) comply in all material respects with all Legal Requirements applicable to them or having jurisdiction over the Business or any Acquired Asset, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to any Material Contracts (other than those obligations the compliance with which is excused during the Bankruptcy Case), and (C) maintain in full force and effect all Transferred Permits and comply with the terms of each such Transferred Permit.

7.3          Regulatory Matters; Cooperation.

(a)               [RESERVED].

(b)               Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to obtain (and Buyer shall cause its Affiliates to use commercially reasonable efforts to obtain), at the earliest practicable date, all necessary Governmental Authorizations and all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), in each case relating to the Business, and take all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority. In addition to such actions, Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to take (and Buyer shall cause its Affiliates to use commercially reasonable efforts to take), or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied; (ii) defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; (iii) taking all reasonable acts necessary in connection with meeting with any Governmental Authority regarding the transferring of the Permits held by Sellers; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(c)               Sellers, on the one hand, and Buyer, on the other hand, shall, (i) promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to restrictions under any Legal Requirements, Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

7.4          [RESERVED].

7.5          [RESERVED].

7.6          Notice of Developments.

Sellers shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, any event that would reasonably be expected to cause any of the conditions set forth in Article 9 not to be fulfilled by the Outside Date.

7.7          [RESERVED].

7.8          Surety Bonds and Letters of Credit; Permits

(a)           Business and Acquired Assets in Alabama

(i)            Promptly following the Execution Date, Sellers shall make available to Buyer a true and complete list of (A) all Permits held by Sellers in the operation of the Business and Acquired Assets in the State of Alabama, together with a description of the permitted property, facility or operation, together with a true and complete list of all pending applications for additional Permits, renewals of existing Permits, or amendments to existing Permits held by Sellers, which have been submitted to any Governmental Authority or other entity by any Seller or any of its Subsidiaries applicable to the operation of the Business and Acquired Assets in Alabama and (B) the applicable surety bonds (or other financial assurances) and the amount of the surety bonds (or other financial assurances) under such Permits, in each case, as amended, supplemented and modified through the Execution Date (“Financial Assurances”).

Sellers shall as promptly as practicable deliver to Buyer any updates, modifications or corrections to the foregoing information.

(ii)           As promptly as reasonably practicable after entry of the Sale Order:

(1)           Buyer shall file an application with the Alabama Surface Mining Commission for a license to engage in coal mining operations in the State of Alabama (“Alabama Mining License”), in a format and manner acceptable to the Alabama Surface Mining Commission, along with all applicable fees; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates shall, directly or indirectly, engage in mining operations on the Acquired Assets in the State of Alabama until such time as Buyer shall have obtained such Alabama Mining License, and continues to hold the same until the transfer to Buyer of all of the Alabama Mining Permits (as hereinafter defined) is completed; and

(2)           Buyer shall use commercially reasonable efforts to replace or take assignment (with consent of the provider, as required) of all surety bonds and/or other financial assurances necessary to allow the transfer of the Alabama Mining Permits from Sellers to Buyer.

(iii)          As promptly as reasonably practicable after the Closing Date:

(1)           Buyer and Sellers shall file an application for the transfer of all Transferred Permits to engage in mining and reclamation operations in the State of Alabama with the Alabama Surface Mining Commission (“Alabama Mining Permits”), in a format and manner acceptable to the Alabama Surface Mining Commission, along with all applicable fees and shall publish notice of such applications in accordance with the applicable Legal Requirements;

(2)           Buyer and Sellers shall file with the Alabama Department of Environmental Management an application for the transfer of Transferred Permits issued to Sellers by the Alabama Department of Environmental Management, in a format and manner acceptable to the Alabama Department of Environmental Management, along with all applicable fees;

(3)           Buyer and Sellers shall file with the Jefferson County Department of Health an application for the transfer of any Transferred Permits relating to the emission of pollutants into the air, in a format and manner acceptable to the Jefferson County Department of Health, along with all applicable fees;

(4)           Buyer and Sellers shall file with the Alabama Department of Environmental Management an application for the transfer of any Transferred Permits relating to the emission of pollutants into the air, in a format and manner acceptable to the Alabama Department of Environmental Management, along with all applicable fees;

(5)           Buyer shall file with the Federal Explosives Licensing Center an application for each applicable Federal Explosives license or Permits, in a format and manner acceptable to the Federal Explosives Licensing Center, along with all applicable fees; and

(6)           Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to properly file all documents or applications required to transfer, to amend, or to acquire all other Transferred Permits necessary for the operation and conduct of the Business or Acquired Assets in Alabama, and Buyer and Sellers shall reasonably cooperate in all actions necessary to seek and obtain approval for the transfer thereof.

(iv)          Additionally, Buyer and Sellers shall, and shall cause their Subsidiaries to, (A) take all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements with the appropriate Governmental Authority to put in place, to transfer, to amend, or to acquire all Transferred Permits that are necessary for the operation and conduct of the Business or Acquired Assets in Alabama; and (B) take all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements to put in place with the Alabama Surface Mining Commission as promptly as commercially reasonably possible after the Closing, financial assurances necessary to transfer the Alabama Mining Permits from Sellers to Buyer and to obtain the release to Sellers of the financial assurances previously placed by Sellers with respect thereto.  Sellers agree to provide, at Buyer’s sole cost and expense from and after Closing, any reasonable cooperation as reasonably requested by Buyer to bring about the transfer of the Alabama Mining Permits or the issuance of new such permits to Buyer, as applicable. From and after the Closing, Buyer shall use commercially reasonable efforts to pursue the transfer of the Alabama Mining Permits or issuances of new Alabama Mining Permits to Buyer as promptly as possible, and Buyer, assuming Buyer has received the Alabama Mining License as of such time, shall operate under the Alabama Mining Permits as the designated operator and contract miner until the Alabama Mining Permits are transferred or new Permits are issued to Buyer, which contract mining operation shall be pursuant to the terms of a contract mining agreement in form mutually agreeable to Buyer and Sellers and executed and delivered by the Parties at Closing (the “Alabama Contract Mining Agreement”), which shall provide, at a minimum, that Buyer shall indemnify and hold harmless Sellers from any and all Liabilities arising out of or resulting from Buyer’s operations under Sellers’ applicable Alabama Mining Permits. To the fullest extent allowed by and in accordance with the applicable Legal Requirements, Sellers grant Buyer the right to conduct, at the sole cost and expense of Buyer, mining operations following the Closing on the Real Property under the Alabama Mining Permits, pursuant to and on the terms and conditions of the Alabama Contract Mining Agreement, as the designated operator until such time as the Alabama Mining Permits are transferred to, or new Permits are issued to, Buyer, and Buyer shall indemnify and hold harmless Sellers from any and all Liabilities arising out of or resulting from Buyer’s operations under Sellers’ applicable Alabama Mining Permits. Sellers shall take all steps that are reasonably necessary to maintain the Alabama Mining Permits prior to transfer thereof to Buyer and shall have (and Buyer grants) all rights of entry onto the Real Property that are reasonably necessary therefor. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.8(a)(iv).

(v)           Sellers shall use commercially reasonable efforts (at Buyer’s sole cost and expense from and after the Closing) to cause any surety bonds (or other financial assurances) in place as of the Closing with respect to applicable Transferred Permits to remain in place and to maintain current levels of surety bond coverage with respect to their Permits that are not Transferred Permits until such time as the final approval for the transfer of such applicable Transferred Permits to Buyer is received. At all times from and after Closing and prior to the transfer to Buyer of the Alabama Mining Permits, Buyer shall, and shall cause its Affiliates to, at Buyer’s sole cost and expense comply with all of the applicable Legal Requirements governing, and all conditions and requirements of, or pertaining to, any such Permits. Buyer shall promptly deliver to Sellers written notice of any incidents, violations or occurrences, which Sellers shall have the right, but not the obligation, to cure (including right of entry onto the applicable Real Property), and Buyer shall promptly reimburse Sellers for the reasonable costs of any such cure. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.8(a)(v).

(vi)          Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Buyer shall, at its sole cost and expense, (x) until such time as Buyer has replaced or taken assignment of the surety bonds or other required financial assurances, pay or reimburse Sellers (within five (5) Business Days of receipt of notice from Sellers’ Representative, which such notice shall contain the applicable surety bond numbers and corresponding premium amounts, or other appropriate references as to other forms of financial assurance) for the cost of any premiums that become due after the Closing Date with respect to such surety bonds or the cost of other financial assurances, (y) post any addition to the principal amount of any such surety bond or other financial assurance required by the Alabama Surface Mining Commission or any Governmental Authority after the Closing Date as a result of any action taken by Buyer with respect to the Business and Acquired Assets in Alabama and (z) Buyer shall reimburse Sellers for all out-of-pocket costs and expenses incurred by Sellers in connection with any action taken by Sellers at the request of Buyer.

(vii)         Until such time as the Alabama Mining Permits are transferred to Buyer, Buyer shall, and shall cause its Affiliates to, take all reasonable and necessary actions such that Buyer will not have been denied, or be made subject to denial of, any application for any Permit or other Governmental Authorization due to application of the Applicant Violator System established pursuant to the SMCRA or any similar applicable state system.

(viii)        From and after the date hereof, Buyer shall not engage in mining operations with respect to any of the Acquired Assets in Alabama that requires an Alabama Mining License unless and until it obtains an Alabama Mining License.  Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates resulting from or arising out of Buyer’s failure to obtain the Alabama Mining License as contemplated by Section 7.8, prior to conducting any mining operations following the Closing on the applicable Real Property.

(b)           Business and Acquired Assets in West Virginia.

(i)            Promptly following the Execution Date, Sellers shall deliver to Buyer a true and complete list of (A) all Permits held by Sellers in the operation of the Business and Acquired Assets in the State of West Virginia, together with a description of the permitted property, facility or operation, together with a true and complete list of all pending applications for additional Permits, renewals of existing Permits, or amendments to existing Permits held by Sellers, which have been submitted to any Governmental Authority or other entity by any Seller or any of its Subsidiaries applicable to the operation of the Business, the Acquired Assets and the Assumed Liabilities in West Virginia and (B) the applicable surety bonds (or other financial assurances) and the amount of the surety bonds (or other financial assurances) under such Permits, in each case, as amended, supplemented and modified through the Execution Date. Sellers shall as promptly as practicable deliver to Buyer any updates, modifications or corrections to the foregoing information.

(ii)           As promptly as reasonably practicable after entry of the Sale Order, Buyer shall use commercially reasonable efforts to replace or cause the assignment of all surety bonds or other financial assurances necessary to allow the transfer of the West Virginia Mining Permits from Sellers to Buyer.

(iii)          As promptly as reasonably practicable after the Closing Date:

(1)           Buyer and Sellers shall file an application for the transfer, of all Transferred Permits required to engage in mining and reclamation operations in the State of West Virginia with the West Virginia Department of Environmental Protection (“West Virginia Mining Permits”), in a format and manner acceptable to the West Virginia Department of Environmental Protection, along with all applicable fees;

(2)           Buyer shall take all steps to obtain issuance of certificates of approval from the West Virginia Office of Miners’ Health, Safety and Training to engage in mining operations under the West Virginia Mining Permits, including payment of all applicable fees in connection therewith;

(3)           Buyer and Sellers shall file with the West Virginia Department of Environmental Protection an application for the transfer of all other Transferred Permits for the Acquired Assets located in West Virginia, in a format and manner acceptable to the West Virginia Department of Environmental Protection, along with all applicable fees;

(4)           Buyer and Sellers shall file with the West Virginia Department of Environmental Protection an application for a transfer of any Transferred Permits relating to the emission of pollutants into the air, in a format and manner acceptable to the West Virginia Department of Environmental Protection, along with all applicable fees;

(5)           Buyer shall file with the Federal Explosives Licensing Center an application for each applicable Federal Explosives license or Permit, in a format and manner acceptable to the Federal Explosives Licensing Center, along with all applicable fees; and

(6)           Buyer shall use commercially reasonable efforts to properly file all documents, applications, or financial assurances required to transfer, to amend, or to acquire all other Transferred Permits, or any other authorizations or permissions, necessary for the operation and conduct of the Business or Acquired Assets in West Virginia, and Buyer and Sellers, at Buyer’s expense, shall reasonably cooperate in all actions necessary to seek and obtain approval for the transfer, and “advance approval” of the transfer, thereof.

(iv)          Buyer and Sellers shall, and shall cause their  Subsidiaries to, (A) take all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements with the appropriate Governmental Authority to put in place, to transfer, to amend, or to acquire all Transferred Permits that are necessary for the operation or conduct of  the Business or Acquired Assets in West Virginia; and (B) take all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements to put in place with the West Virginia Department of Environmental Protection as promptly as commercially reasonably possible after the Closing, financial assurances necessary to transfer the West Virginia Mining Permits from Sellers to Buyer and to obtain the release to Sellers of the financial assurances previously placed by Sellers with respect thereto. Sellers agree to provide, at Buyer’s sole cost and expense from and after Closing, any reasonable cooperation as reasonably requested by Buyer to bring about the transfer of the West Virginia Mining Permits or the issuance of new such permits to Buyer, as applicable. As promptly as practicable following the entry of the Sale Order, Buyer  shall obtain issuance by the West Virginia Department of Environmental Protection of “advance approval” of Buyer as an operator under the West Virginia Mining Permits, and Buyer shall, after such

“advance approval” is granted and the Closing occurs, operate under Sellers’ West Virginia Mining Permits as the designated operator until the West Virginia Mining Permits are transferred to Buyer; and shall continue to diligently pursue the transfer of the West Virginia Mining Permits to Buyer as promptly as possible. To the fullest extent allowed by and in accordance with the applicable Legal Requirements, Sellers grant Buyer the right to conduct, at the sole cost and expense of Buyer, mining operations following the Closing on the Real Property under the West Virginia Mining Permits, as the designated operator under “advance approval” until such time as the West Virginia Mining Permits are transferred to, or new Permits are issued to, Buyer. Sellers shall take all steps that are reasonably necessary to maintain the West Virginia Mining Permits prior to transfer thereof to Buyer and shall have (and Buyer grants) all rights of entry onto the Real Property that are reasonably necessary therefor.  Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates in connection with Buyer’s mining operations or Buyer’s conduct of the Business or Acquired Assets in West Virginia as the designated operator under “advance approval” or in connection with any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.8(b)(iv).

(v)           Sellers shall use commercially reasonable efforts (at Buyer’s sole cost and expense from and after the Closing) to cause any surety bonds (or other financial assurances) in place as of the Closing with respect to applicable Transferred Permits to remain in place and to maintain current levels of surety bond coverage with respect to their Permits that are not Transferred Permits until such time as the final approval for the transfer of such applicable Transferred Permits to Buyer is received.  At all times from and after Closing and prior to the transfer to Buyer of the West Virginia Mining Permits, Buyer shall, and shall cause its Affiliates to, at Buyer’s sole cost and expense comply with all of the applicable Legal Requirements governing, and all conditions and requirements of, or pertaining to, any such Permits.  Buyer shall promptly deliver to Sellers written notice of any incidents, violations or occurrences, which Sellers shall have the right, but not the obligation, to cure (including right of entry onto the applicable Real Property), and Buyer shall promptly reimburse Sellers for their reasonable costs of any such cure.  Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold Sellers and/or their Affiliates harmless from any and all Liabilities incurred by Sellers and/or their Affiliates as a result Buyer’s mining operations or Buyer’s conduct of the Business or Acquired Assets as the designated operator under “advance approval” or in connection with any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.8(b)(v).

(vi)          Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Buyer shall, at its sole cost and expense, (w) until such time as Buyer has replaced or taken assignment of the surety bonds or other required financial assurances, pay or reimburse Sellers (within five (5) Business Days of receipt of notice from Sellers’ Representative, which such notice shall contain the applicable surety bond numbers and corresponding premium amounts, or other appropriate references as to other forms of financial assurance) for the cost of any premiums that become due after the Closing Date with respect to Seller’s surety bonds or the costs of other financial assurances of Sellers, (x) post any addition to the principal amount of any such surety bond or other financial assurance of Sellers required by the West Virginia Department of Environmental Protection or any Governmental Authority after the Closing Date as a result of any action taken by Buyer with respect to the Business and Acquired Assets in West Virginia, (y) Buyer shall reimburse Sellers for all out-of-pocket costs and expenses incurred by Sellers in connection with any action taken by Sellers at the request of Buyer.

(vii)         Until such time as the West Virginia Mining Permits are transferred to Buyer, Buyer shall, and shall cause its Affiliates to, take all reasonable and necessary actions such that Buyer will not have been denied, or be made subject to denial of, any application for any Permit or other Governmental Authorization due to application of the Applicant Violator System established pursuant to the SMCRA or any similar applicable state system.

(viii)        From and after the date hereof, Buyer shall not engage in mining operations with respect to any of the Acquired Assets in West Virginia unless it obtains “advance approval” as the designated operator for the applicable mining operations.  Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates resulting from or arising out of Buyer’s failure to obtain “advance approval” as contemplated by Section 7.8 prior to conducting any mining operations following the Closing on the applicable Real Property, or Buyer’s inability to conduct mining operations, including but not limited to any matter related to a violation of Mining and Mining Safety Law or Environmental Law.

(c)               Sellers shall reasonably cooperate with Buyer’s efforts (at Buyer’s sole cost and expense) to reach agreement, to be reflected in a Surety Bond Collateral Agreement among Sellers, Buyer, and the Surety Providers (as defined below) in form and substance reasonably acceptable to the parties hereto (the “Surety Bond Collateral Agreement”) as well as the Sale Order, with the providers (the “Surety Providers”) of existing surety bonds issued in respect of the Sellers and the other Debtors (the “Existing Surety Bonds”), the issuers of those letters of credit set forth on Schedule 7.8(c) (the “Existing Letters of Credit”), which were issued for the benefit of the Surety Providers in respect of the Existing Surety Bonds, and the providers of any other Mining Financial Assurances with respect to the following: (i) as to each Surety Provider, the drawing by such Surety Provider against the Existing Letters of Credit of Cash in an amount equal to the nominal amount of the Existing Surety Bonds issued solely with respect to the Acquired Assets (the “Seller Surety Bonds”) in an approximate amount of $29 million (such letter of credit proceeds, the “LOC Cash Collateral”), and (ii) the transfer of such LOC Cash Collateral to the Buyer’s replacement surety provider (the “Replacement Provider”) to satisfy Reclamation and other environmental liabilities with respect to the Acquired Assets being assumed by Buyer hereunder.  However, the Surety Providers will retain all or a portion of their respective LOC Cash Collateral in accordance with the terms of the Surety Bond Collateral Agreement pending (A) the replacement of surety bonds issued for Mining Permits that are transferred permits under the Stalking Horse Agreement (as defined in the Bidding Procedures), (B) the closing of the sale to Coal Acquisition LLC pursuant to the Stalking Horse Agreement (as defined in the Bidding Procedures), (C) the replacement of the Seller Surety Bonds, and (D) the Closing under this Agreement, but shall transfer their respective LOC Cash Collateral to the Replacement Provider as soon as possible thereafter.  Notwithstanding anything to the contrary in this Agreement, Buyer’s obligation to replace the Seller Surety Bonds shall be conditioned upon the LOC Cash Collateral being made available by the Surety Providers to the Replacement Provider as described above and in the Surety Bond Collateral Agreement. The Surety Bond Collateral Agreement shall provide that neither of the Surety Providers will cancel any of the Existing Surety Bonds because of the Alabama Contract Mining Agreement. Sellers shall use their commercially reasonable efforts to seek language reasonably acceptable to Buyer in the Sale Order confirming that upon Closing, the Sellers and their Affiliates and the issuers of Existing Letters of Credit shall have relinquished and released all right, title and interest in the LOC Cash Collateral.

7.9          Sale Free and Clear.

On the Closing Date, the Acquired Assets shall be transferred to Buyer free and clear of all Encumbrances and Liabilities (including, for the avoidance of doubt, all successor liability, including any successorship obligations under any Collective Bargaining Agreement, and/or with respect to any Benefit Plan) to the maximum extent allowed by the Bankruptcy Code, other than the Permitted Encumbrances and the Assumed Liabilities and the Pardee Lease Liabilities, including any Reclamation obligations that are Assumed Liabilities.

7.10        [RESERVED].

7.11        Other Actions.

Buyer and Sellers covenant and agree that, except (w) as expressly contemplated by this Agreement, (x) with the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as otherwise required by Legal Requirements or (z) to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Case, or as permitted under the Cash Collateral Orders, after the Execution Date and prior to the Closing Date, Buyer and Sellers shall use commercially reasonable efforts not to take or agree to or commit to assist any other Person in taking any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (ii) that would reasonably be expected to impair the ability of Buyer or Sellers to consummate the Closing in accordance with the terms hereof or to materially delay such consummation.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1          Taxes.

(a)               For purposes of Section 2.3(i), in the case of any Taxes with respect to the Business or Acquired Assets that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that are imposed on a periodic basis with respect to the Business or Acquired Assets that constitutes Post-Closing Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period beginning on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)               Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Acquired Assets and the Assumed Liabilities (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax.  Notwithstanding the foregoing but subject in all respects to the Bidding Procedures Order, this Section 8.1(b) shall not require Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Legal Requirement or any Contract to which the Company or any Seller (or any of their respective Affiliates) is a party or cause any privilege (including attorney-client privilege) or work product protection that the Company or any Seller (or any of their respective Affiliates) would be entitled to assert to be waived or (ii) if the Company or any Seller (or any of their respective Affiliates), on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Legal Requirement or Contract or be reasonably likely to cause such privilege or work product protection to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Buyer could be provided access to such information.  The Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets, the Assumed Liabilities or the Business.  The Sellers shall use commercially reasonable efforts to provide Buyer with such information that is in any of the Sellers’ possession and is reasonably requested by Buyer to identify the jurisdictions in which Tax Returns are required to be filed, or Taxes are required to be paid, and the types of Tax Returns required to be filed, in each case with respect to the Business or the Acquired Assets.

(c)               Notwithstanding anything in this Agreement to the contrary, all Transfer Taxes shall be borne and promptly paid by Buyer.  All recording taxes due and payable in Alabama shall be borne and promptly paid by Buyer.  Buyer and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation to minimize Transfer Taxes and recording fees.  The Party with the primary legal obligation for the reporting and payment of any Taxes attributable to a Straddle Period (such Taxes, “Straddle Taxes”) or Transfer Taxes shall file any Tax Returns and other documentation that must be filed in connection with such Straddle Taxes or Transfer Taxes, and shall use its commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.  If required by Applicable Law, the parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns or other documentation.

(d)               Unless otherwise agreed by the Parties, Sellers and Buyer agree to treat the transfer of assets to Buyer pursuant to this Agreement as a fully taxable asset purchase for all Tax purposes, and to file any and all Tax Returns accordingly; provided, however, that nothing contained herein shall prevent Buyer or the Sellers from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the agreed tax treatment, and neither Buyer nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such agreed tax treatment.

8.2          Bulk Sales.

The Sale Order shall provide either that (i) Sellers have complied with the requirements of any Legal Requirement relating to bulk sales and transfer or (ii) compliance with the Legal Requirements relating to bulk sales and transfers is not necessary or appropriate under the circumstances.

8.3          Payments Received.

Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which belongs to the other and will account to the other for all such receipts.

8.4          Assumed Contracts: Adequate Assurance and Performance.

Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide adequate assurance of the future performance by Buyer of each Assumed Contract as required under Section 365 of the Bankruptcy Code. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s Representatives available to testify before the Bankruptcy Court.

8.5          Employee Matters

(a)               Employees. Prior to the Closing Date, Buyer shall set initial terms and conditions of employment, including wages, benefits, job duties and responsibilities and work assignment. Buyer shall determine which Employees, if any, to offer employment to, in its sole discretion. Only Employees who are offered and accept such offers of employment with Buyer based on the initial terms and conditions set by Buyer and further then actually commence employment with Buyer will become “Buyer Employees” after the Closing. Sellers shall terminate, or shall cause to be terminated, on or prior to the Closing Date the employment of all Employees who are offered and accept offers of employment with Buyer pursuant to this Section 8.5(a).  Notwithstanding the foregoing, nothing herein will, after the Closing Date, impose on Buyer any obligation to retain any Buyer Employee in its employment for any amount of time or on any terms and conditions of employment. The employment of each such Buyer Employee with Buyer (including any Buyer Employee who may be on leave of absence) will commence immediately after the Closing Date.  Except as otherwise required by Legal Requirement, specified in this Agreement, or otherwise agreed in writing by Buyer, Buyer shall not be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any Employee on account of any termination of such Employee’s employment on or before the Closing Date, and such benefits (if any) shall remain obligations of Sellers.

(b)               Access to Information. After the Execution Date, Sellers shall provide Buyer, its Affiliates, and their Representatives with reasonable access to the Employees and with information, including employee records and Benefit Plan data, reasonably requested by Buyer and such Affiliates, except as otherwise prohibited by Legal Requirements.

(c)               Payroll Taxes. For purposes of payroll taxes with respect to the Buyer Employees, Sellers shall treat the transactions contemplated by this Agreement, as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-(b)(2) (i.e., Buyer shall be treated as a successor for payroll tax purposes); and as such, Sellers and Buyer shall report on a predecessor/successor basis as set forth under the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320.

(d)               WARN Act. With respect to Buyer Employees, Buyer will have full responsibility under the WARN Act relating to any act or omission of Buyer after the Closing Date. With respect to the Employees, Sellers will have full responsibility under the WARN Act relating to any act or omission of Sellers prior to and on the Closing Date.

(e)               No Third-Party Beneficiaries; Employment Status. All provisions contained in this Agreement with respect to employee benefit plans or compensation of Buyer Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (i) shall confer upon any former, current or future employee of Sellers or Buyer or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period; (ii) shall cause the employment status of any former, present or future Employee to be other than terminable at will; or (iii) shall confer any third party beneficiary rights upon any Buyer Employee or any dependent or beneficiary thereof or any heirs or assigns thereof.

8.6          Post-Closing Books and Records; Properties; and Personnel.

From and after the Closing Date for a period of one (1) year, each Party shall provide the other Parties (and their respective Representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business, to the assets, books, records, systems and other property and any employees of the other Parties so as to enable Buyer and Sellers to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to prosecute and defend legal Actions or for other like purposes, including Claims, objections and resolutions, and to enable Sellers to wind down the Business. During such one (1) year period, each Party (and their respective Representatives) shall be permitted to make copies of any books and records described in this Section 8.6, subject to the confidentiality requirements set forth in Section 7.1. If any Party desires to dispose of any such books and records, such Party shall, thirty (30) days prior to such disposal, provide the other Party with a reasonable opportunity to remove or copy such records to be disposed of at the removing Party’s expense. Buyer shall retain such books and records for a period of six (6) years following the Closing.  For the avoidance of doubt, nothing in this Section 8.6 shall be seen as limiting the Parties’ obligations under Section 8.1(b).

8.7          Use of Name.

Buyer agrees that from and after the Closing, Buyer shall not use or employ any name which includes the words “Walter” or any similar names indicating affiliation with Sellers, any of its Affiliates, the Business or the business or activities engaged in by Sellers or any of Sellers’ Affiliates prior to or after the Closing.

8.8          No Successor Liability.

The Parties intend that, upon the Closing, Buyer shall not be deemed to: (a) be the successor of or successor employer (as described under COBRA and applicable regulations thereunder) to Sellers, including with respect to any Collective Bargaining Agreements and any Benefit Plans, under the Coal Act, and any common law successor liability in relation to the UMWA 1974 Pension Plan, including with respect to withdrawal liability; (b) have, de facto, or otherwise, merged with or into Sellers; (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers; or (d) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Acquired Assets; in each case, other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any Encumbrances (other than Assumed Liabilities and Permitted Encumbrances) against any Seller or any of its predecessors or Affiliates, and that Buyer have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or whether fixed or contingent, existing or hereafter arising, with respect to the Business, the Acquired Assets or any Liabilities of any Seller arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 8.8 shall be reflected in the Sale Order.

8.9          Quitclaim Deeds.

Notwithstanding any other provisions of this Agreement, with respect to Owned Real Property listed on Schedule 5.4(a)(i) and which are annotated therein to be conveyed by quitclaim deed (the “Quitclaim Properties”), the Company, Sellers and Buyer agree as follows:

(a)               Sellers are not, and Buyer acknowledges that Sellers are not, making any representation or warranty as to the title of the Quitclaim Properties;

(b)               at such time as Sellers convey the Quitclaim Properties to Buyer in accordance with this Agreement, Sellers shall convey whatever interest, if any, that they hold in the Quitclaim Properties to Buyer by quitclaim deed; and

(c)               the Quitclaim Properties shall be conveyed to Buyer subject to all other interests in and Encumbrances on such Owned Real Property except as expressly otherwise provided in the Sale Order.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Buyer in writing, in its sole and absolute discretion:

9.1          Accuracy of Representations.  (a) The representations and warranties of Sellers set forth in Article 5, other than Fundamental Representations, shall be true and correct in all respects (without giving effect to any qualification as to materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a Material Adverse Effect and (b) each of the Fundamental Representations of the Sellers contained in this Agreement shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, as if made at and as of such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer of each Seller.

9.2          Sellers’ Performance.

The covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.3          No Order.

No Governmental Authority shall have enacted, issued, promulgated, decreed or entered any Order from and after the Execution Date, which is in effect and has the effect of prohibiting (or delaying beyond the Outside Date) the consummation of the transactions contemplated by this Agreement.

9.4          Governmental Authorizations.

(a)           Buyer shall have obtained from the Jefferson County Department of Health the transfer of the Walter Coke, Inc. permit for the emission of Pollutants into the air.

(b)           Buyer shall have obtained the Alabama Mining License.

9.5          Sellers’ Deliveries.

Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

9.6          Sale Order.

Subject to Section 2.5, the Bankruptcy Court shall have entered the Sale Order in form and substance, including with respect to all findings of fact and conclusions of law, acceptable to Sellers and Buyer, and the Sale Order shall have become a Final Order.

9.7          Assumed Contracts.

The Bankruptcy Court shall have approved and authorized, other than with respect to Cure Costs, the assumption and assignment of each Assumed Contract, except as would not have a material effect on the Business from and after the Closing.

9.8          Surety Bond Collateral Agreement.

The Surety Providers, the Replacement Provider, Buyer, and Sellers shall have negotiated, executed and delivered the definitive Surety Bond Collateral Agreement.

9.9          Material Adverse Effect.

Since the Execution Date, no Material Adverse Effect shall have occurred.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Sellers in writing (except for the condition set forth in Section 10.5, which may be waived by Sellers only with the written consent of the Steering Committee (as defined in the Bidding Procedures)), in their sole and absolute discretion:

10.1        Accuracy of Representations.  (a) The representations and warranties of Buyer set forth in Article 6, other than Fundamental Representations, shall be true and correct in all respects (without giving effect to any qualification as to materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 10.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and (b) each of the Fundamental Representations of the Buyer contained in this Agreement shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, as if made at and as of such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer.

10.2        Buyer’s Performance.

The covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized representative thereof.

10.3        No Order.

No Governmental Authority shall have enacted, issued, promulgated, decreed, or entered any Order from and after the Execution Date, which is in effect and has the effect of prohibiting (or delaying beyond the Outside Date) the consummation of the transactions contemplated by this Agreement.

10.4        Governmental Authorizations.

(a)           Buyer shall have obtained from the Jefferson County Department of Health the transfer of the Walter Coke, Inc. permit for the emission of Pollutants into the air or shall have made all applications and complied with all Legal Requirements to obtain the transfer of any Transferred Permits of Walter Coke, Inc. relating to the emission of pollutants into the air, in a format and manner acceptable to the Jefferson County Department of Health, along with payment of all applicable fees.

(b)           Buyer shall have obtained the Alabama Mining License or shall have made all applications and complied with all Legal Requirements to obtain such license.

10.5        Surety Bond Collateral Agreement.

The Surety Providers, the Replacement Provider, Buyer, and Sellers shall have negotiated, executed and delivered the definitive Surety Bond Collateral Agreements.

10.6        Buyer’s Deliveries.

Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered.

10.7        Sale Order.

Subject to Section 2.5, the Bankruptcy Court shall have entered the Sale Order in form and substance, including with respect to all findings of fact and conclusions of law, acceptable to Sellers and Buyer, and the Sale Order shall have become a Final Order.

ARTICLE 11

TERMINATION

11.1        Termination Events.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing only as follows.

(a)           by mutual written consent of Sellers and Buyer;

(b)           by written notice from either Sellers or Buyer:

(i)            if a Governmental Authority issues a final, non-appealable ruling or Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by any of Sellers or Buyer; provided that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(ii)           if the Closing shall not have occurred on or prior to February 29, 2016 (the “Outside Date”); provided, however, that if the Closing has not occurred by such date, but on such date all of the conditions set forth in Article 9 and Article 10 have been satisfied or waived (to the extent such conditions may be waived) other than the conditions set forth in Sections 9.4 and 10.4, then the Outside Date shall automatically be extended until thirty (30) days after such initial Outside Date (and such extended date shall be deemed to be the “Outside Date” for all purposes hereunder); provided, further that the terminating Party under this Section 11.1(b)(ii) is not (at such time of termination) in breach of any representation, warranty, covenant or other agreement in this Agreement so as to cause any conditions to Closing not to be satisfied and shall not have been the proximate cause of the failure of the Closing to occur on or prior to the Outside Date; or

(iii)          upon the final, non-appealable ruling or denial of the Governmental Authorizations described in Sections 9.4 and 10.4.

(c)               by written notice from Buyer:

in the event of any breach of, or failure to perform, by Sellers of any of their agreements, covenants, representations or warranties contained herein or in the Sale Order, which breach or failure to perform (A) would result in a condition set forth in Article 9 not to be satisfied and (B) cannot be cured within ten (10) Business Days after Buyer notifies Sellers of such breach in writing; provided that Buyer shall not have a right of termination pursuant to this Section 11.1(c) if it is then in material breach of any of its agreements, covenants, representations or warranties contained herein or in the Sale Order.

(d)               by written notice from Sellers:

in the event of any breach of, or failure to perform, by Buyer of any of its agreements, covenants, representations or warranties contained herein or in the Sale Order, which breach or failure to perform (A) would result in a condition set forth in Article 10 not to be satisfied and (B) cannot be cured within ten (10) Business Days after Sellers notify Buyer of such breach in writing; provided that Sellers shall not have a right of termination pursuant to this Section 11.1(d) if Sellers are then in material breach of any of their agreements, covenants, representations or warranties contained herein or in the Sale Order.

Each condition set forth in this Section 11.1 shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 11.1 are applicable, the applicable party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

11.2        Effect of Termination.

In the event of termination of this Agreement by Buyer or Sellers pursuant to this Article 11, this Agreement shall become null and void and have no effect, and all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (other than as expressly provided herein); provided, that the provisions of Sections 7.1(c) (Access and Reports; Confidentiality), 12.9 (Expenses), 12.10 (Governing Law, Consent to Jurisdiction and Venue; Jury Trial Waiver) and this Section 11.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1), shall expressly survive the termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1        Survival.

All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.

12.2        Confidentiality.

Following the Closing, each Seller agrees not to, and to cause its Subsidiaries not to, disclose any confidential or non-public information concerning the Acquired Assets, the Business, the negotiation or existence and terms of this Agreement or the business affairs of Buyer or the Assumed Liabilities (“Confidential Information”) except disclosure of Confidential Information that (a) was or is lawfully obtained from a source that, to the knowledge of such Seller, was not under an obligation of confidentiality to Buyer with respect to such information, (b) is independently developed by such Seller without violating any of its obligations under this Agreement, (c) is or becomes available to the public, (d) is or may be necessary to wind down any of Sellers’ estates, or in connection with the enforcement of the rights of, or the defense of any Proceeding against or involving, any Seller provided that the Confidential Information is afforded confidential treatment, (e) relates to any Excluded Assets and/or Excluded Liabilities, or (f) is or may be necessary in connection with the Bankruptcy Case provided that the Confidential

Information is afforded confidential treatment. Notwithstanding the foregoing, a Seller may disclose Confidential Information if such Seller believes (upon the advice of counsel) it is legally required to make such disclosure in order to comply with applicable law, regulation, rule or legal, judicial or administrative process (including any rule, regulation or policy statement of (i) any organized securities exchange, market or automated quotation system on which the Company’s securities are listed or quoted, (ii) any self-regulatory organization of which a party is a member) or (iii) in connection with the Bankruptcy Case. If a Seller or any of its Representatives becomes required (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or it becomes necessary in connection with the Bankruptcy Case to disclose any of the Confidential Information, such Seller or Representative shall use reasonable efforts to provide Buyer with prompt notice, to the extent allowed by law, rule and regulation, of such requirement. Each Seller agrees to disclose only that portion of the Confidential Information which it believes it is necessary or required to disclose and to use commercially reasonable efforts to obtain confidential treatment of such Confidential Information.

12.3        Public Announcements.

Prior to the Closing, unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). From and after the Closing, the Parties may make public statements with respect to this Agreement or the transactions contemplated hereby so long as such announcements do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange; provided, that the issuing party shall use its commercially reasonable efforts to consult with the other party with respect to the text thereof to the extent practicable.

12.4        Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier or facsimile transmission:

(a)               If to Sellers, then to:

Walter Energy, Inc.
3000 Riverchase Galleria
Suite 1700
Birmingham, AL 35244
Attn: Earl H. Doppelt
Facsimile: (205)776-7859

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn: Kelley A. Cornish
Facsimile: 212-757-3990

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn: Ariel J. Deckelbaum
         Toby S. Myerson
Facsimile: 212-757-3990

(b)               If to Buyer:

Seminole Coal Resources, LLC

ERP Compliant COKE, LLC

ERP Environmental Fund, Inc.

15 Appledore Lane

P.O. Box 87

Natural Bridge, Virginia 24578

Attn:  Thomas M. Clarke

Facsimile:

with a copy (which shall not constitute notice) to:

ERP Compliant Fuels LLC

PO Box 305

Madison, WV 25130

Attn:  Kenneth R, McCoy

and

ERP Compliant Fuels LLC

c/o ENCECo, Inc.

3694 Seaford Drive

Columbus, OH 43220

Attn: Charles A. Ebetino, Jr.

Facsimile: (614) 459-5176

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so personally-delivered or faxed or delivered by overnight courier.

12.5        Waiver.

Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Legal Requirements, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.6        Entire Agreement; Amendment.

This Agreement (including the Disclosure Schedules and the Exhibits), the Sale Order, the Bidding Procedures Order and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended, modified or supplements except by a written agreement executed by each of the Parties.

12.7        Assignment.

This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of all of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party) and any assignment in contravention of this Section 12.7 shall be null and void ab initio, provided, however, Buyer shall have the right to assign its rights hereunder to one or more Affiliates for purposes of transferring the Acquired Assets or the Assumed Liabilities; provided, further, that no such assignment shall relieve Buyer from its liabilities or obligations hereunder; provided, further, that no such assignment shall result in increased liability for Taxes on the part of Sellers.

12.8        Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.9        Expenses.

Except as otherwise expressly provided in this Agreement, including Section 11.2, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10      Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)               Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b)               Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case has been closed pursuant to Section 350(a) of the Bankruptcy Code, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state court or a federal court sitting in the state of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.4) or any other manner permitted by law.

(c)               THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.11      Counterparts.

This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.4, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment that contains a portable document format (.pdf) file of an executed signature shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.12      Parties in Interest; Third Party Beneficiaries; No Amendment.

This Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement and the other Transaction Documents are for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind. Notwithstanding anything to the contrary, nothing in this Agreement shall constitute an amendment to any Benefit Plan.

12.13      Remedies.

Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Sellers or Buyer in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

12.14      Specific Performance.

Each Party recognizes that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached, and that monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries. Accordingly, a non-breaching Party shall be entitled to injunctive relief to enforce the terms and provisions of this Agreement. If any Action or Proceeding is brought by the non-breaching Party or Parties to enforce any of the terms or provisions of this Agreement pursuant to this Section 12.14, the Party in breach shall waive the defense that there is an adequate remedy at law. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any Action or Proceeding seeking specific performance of such terms or provisions and that the only permitted objection that it may raise in response to any action for specific performance of such terms or provisions is that it contests the existence of a breach or threatened breach of such provisions. The rights set forth in this Section 12.14 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

12.15      Sellers’ Representative; Reliance.

Subject to entry of the Sale Order, Sellers, jointly and severally, hereby represent and warrant that the statements in this Section 12.15 are true and correct as of the Execution Date:

(a)               The Company has been appointed, and is authorized, and empowered to act, in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement and the other Transaction Documents and in connection with any activities to be performed by Sellers under this Agreement and the other Transaction Documents, for the purposes and with the powers, and authority set forth in this Agreement, which will include the sole power and authority:

(i)            to receive and distribute the Purchase Price or any other amount paid in connection with this Agreement or the other Transaction Documents to Sellers or to the Persons legally entitled thereto;

(ii)           to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement and the other Transaction Documents (including in connection with any claims related to the transactions contemplated hereby and thereby) and, in connection therewith, to (A) assert any claim or institute any action, (B) investigate, defend, contest or litigate any action initiated by Buyer or any other Person pursuant to this Agreement and the other Transaction Documents and receive process on behalf of each Seller in any such action and compromise or settle on such terms as the Company will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Seller with respect to any such action, (C) file any proofs, debts, claims and petitions as the Company may deem advisable or necessary, (D) settle or compromise any claims related to the transactions contemplated by this Agreement and the other Transaction Documents, (E) assume, on each Sellers’ behalf, the defense of any claims related to the transactions contemplated by this Agreement and the other Transaction Documents, and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions;

(iii)          to enforce or refrain from enforcing any right of any Seller (prior to the Closing) and/or of the Company arising out of or under or in any manner relating to this Agreement or the other Transaction Documents;

(iv)          to take any action to be taken by one or more Sellers under or in connection with this Agreement or the other Transaction Documents; or

(v)           to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 12.15(a)(i) through Section 12.15(a)(iii) and the transactions contemplated by this Agreement and the Transaction Documents.

(b)               The Company’s power and grant of authority is (i) coupled with an interest and is irrevocable and survives the bankruptcy or liquidation of any Seller and will be binding on any successor thereto; and (ii) may be exercised by the Company acting by signing as the representative of any Seller.

(c)               Buyer and its Affiliates and representatives may conclusively and absolutely rely, without inquiry, upon the action of the Company as the action of each Seller (and may ignore any action taken or notice given by any Seller other than the Company) in all matters relating to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby. Any document delivered or notice delivered by or on behalf of Buyer or its Affiliates to, or action taken by or on behalf of Buyer or its Affiliates with respect to, the Company shall be deemed to have been delivered to, or taken with respect to, all Sellers. Any amounts to be paid by Buyer to Sellers pursuant to this Agreement shall be divided by Sellers among themselves, but may be paid by Buyer to the Company. Sellers shall be jointly and severally liable for any amounts due to be paid or owed by Sellers to Buyer pursuant to this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized representatives, all as of the Execution Date.

BUYERS:

ERP COMPLIANT COKE, LLC

By:	/s/ Thomas M. Clarke
Name:	Thomas M. Clarke
Title:	Managing Member

SEMINOLE COAL RESOURCES, LLC

By:	/s/ Thomas M. Clarke
Name:	Thomas M. Clarke
Title:	Managing Member

ERP ENVIRONMENTAL FUND, INC.

By:	/s/ Thomas M. Clarke
Name:	Thomas M. Clarke
Title:	President and CEO

[Signature Page to Short-Form Asset Purchase Agreement]

COMPANY:

WALTER ENERGY, INC.

By:	/s/ Walter J. Scheller
Name:	Walter J. Scheller
Title:	Chief Executive Officer

[Signature Page to Short-Form Asset Purchase Agreement]

SELLERS:

ATLANTIC DEVELOPMENT AND CAPITAL, LLC

By:	/s/ Danny L. Stickel
Name:	Danny L. Stickel
Title:	President and Chief Executive Officer

ATLANTIC LEASECO, LLC

By:	/s/ Danny L. Stickel
Name:	Danny L. Stickel
Title:	President and Chief Executive Officer

MAPLE COAL CO., LLC

By:	/s/ Danny L. Stickel
Name:	Danny L. Stickel
Title:	President and Chief Executive Officer

WALTER COKE, INC.

By:	/s/ Carol W. Farrell
Name:	Carol W. Farrell
Title:	President

WALTER MINERALS, INC.

By:	/s/ Danny L. Stickel
Name:	Danny L. Stickel
Title:	President and Chief Operating Officer

[Signature Page to Short-Form Asset Purchase Agreement]

JEFFERSON WARRIOR RAILROAD COMPANY, INC.

By:	/s/ Carol W. Farrell
Name:	Carol W. Farrell
Title:	President

JIM WALTER RESOURCES, INC.

By:	/s/ Richard A. Donnelly
Name:	Richard A. Donnelly
Title:	President and Chief Operating Officer

TAFT COAL SALES & ASSOCIATES, INC.

By:	/s/ Danny L. Stickel
Name:	Danny L. Stickel
Title:	President

TUSCALOOSA RESOURCES, INC.

By:	/s/ Danny L. Stickel
Name:	Danny L. Stickel
Title:	President

[Signature Page to Short-Form Asset Purchase Agreement]

SOLELY FOR PURPOSES OF SECTION 2.6

J.W. WALTER, INC.

By:	/s/ Kathy Love
Name:	Kathy Love
Title:	President

[Signature Page to Short-Form Asset Purchase Agreement]

Exhibit A

Net Working Capital